Hooters® International Franchise Agreement

Between

Hooters of America, LLC

1815 The Exchange

Atlanta, Georgia 30339

(770) 951-2040

AND

Hooters of America, LLC

Franchise Agreement

EXHIBITS

A	-	ACCEPTED LOCATION INFORMATION
B	-	PROPRIETARY MARKS
C	-	LIST OF FRANCHISEE’S PRINCIPAL OWNERS
D	-	FORM OF RELEASE
E	-	SPECIAL STIPULATIONS

i

Hooters of America, LLC

Franchise Agreement

THIS FRANCHISE AGREEMENT (the “Agreement”) is made and entered into the ___ day of _______, 20 __ (the “Effective Date”), by and between HOOTERS OF AMERICA, LLC, a Georgia limited liability company with its principal business address at 1815 The Exchange, Atlanta, Georgia 30339 (hereinafter “HOA”), and, a ____________ [corporation/limited liability company/partnership] with its registered business address at _____________________, enrolled with the General Taxpayers’ Registry (“CNPJ/MF”) under no. ________ , herein represented by its undersigned legal representative (hereinafter the “Franchisee”).

Recitals

A.           HOA, itself and/or through affiliates, has developed a distinctive system (the “Hooters System”) for the establishment and operation of restaurants (the “Hooters Restaurants”) that offer a limited menu featuring chicken wings, seafood and burgers, together with beer, wine, and liquor and other food and beverage offerings and merchandise (the “Products”). The Hooters System includes HOA’s distinctive exterior and interior restaurant design, trade dress, décor, and color scheme; distinctive standards, specifications, and procedures for operations; procedures for quality control; training and ongoing operational assistance; and advertising and promotional programs; all of which HOA may add to, delete from, and modify from time to time.

B.           Pursuant to certain license agreement with an affiliate (the “License Agreement”), HOA has the right to use the Hooters System, along with certain trademarks, trade names, service marks, logotypes, and other commercial symbols set forth on Exhibit B, in connection with the operation of restaurants. HOA identifies the Hooters System by means of such trademarks, trade names, service marks, logotypes, and other commercial symbols, together with HOA’s trade dress, décor, color schemes, and other identifying characteristics (all of which are referred to collectively in this Agreement as the “Proprietary Marks”), all of which HOA may add to, delete from, and modify from time to time.

C.           Franchisee desires for HOA to grant Franchisee a franchise to operate a Hooters restaurant, using the Proprietary Marks, under the Hooters System, and for HOA to provide Franchisee with certain training and other assistance in connection with such franchise, all as set forth in and subject to this Agreement.

D.           Franchisee understands and acknowledges the importance of HOA’s high standards of quality, appearance, and service, and the necessity of operating its franchised business in compliance with HOA’s standards and specifications.

In consideration of the foregoing and the mutual promises and commitments set forth in this Agreement, the parties hereby agree as follows:

1.          GRANT, ACCEPTED LOCATION, CONSTRUCTION, AND PERMITTING

1.1           Grant. HOA hereby grants to Franchisee, on the terms and conditions set forth in this Agreement and subject to the License Agreement, the right, license, and privilege, and Franchisee undertakes the obligation, to operate a business to develop, open, and operate a Hooters restaurant (the “Franchisee’s Restaurant”), using the Proprietary Marks and the Hooters System, at the Accepted Location (as defined in Section 1.2. of this Agreement) (collectively, the “Franchise”).

1.2           Accepted Location. The street address of the Franchisee’s Restaurant accepted under this Agreement is specified in Exhibit A to this Agreement (the “Accepted Location Information”), and is referred to as the “Accepted Location.” Franchisee shall not relocate the Franchisee’s Restaurant without HOA’s prior written consent. HOA shall have the right to grant or withhold acceptance of the Accepted Location under this Section 1.2. Franchisee acknowledges and agrees that acceptance of Franchisee’s proposed location, under this Section 1.2 or pursuant Section 1.3 below, does not constitute any assurance, representation, or warranty of HOA of any kind, that the Franchisee’s Restaurant located at the Accepted Location shall be profitable or successful.

1.3           Accepted Location Selection. If, when this Agreement is signed, Franchisee has not yet found a suitable location for the Franchisee’s Restaurant that has been accepted by HOA in writing as the Accepted Location, Franchisee shall lease, sublease, or acquire a site for the Franchisee’s Restaurant, subject to HOA’s acceptance, in accordance with the following procedure:

1.3.1           Time to Locate Site: Franchisee shall submit to HOA at least one (1) location for acceptance pursuant to Subsection 1.3.3 below within forty five (45) days of the Effective Date. Within ninety (90) days after the Effective Date, Franchisee shall acquire or lease/sublease, at Franchisee's expense, commercial real estate that is properly zoned for the use of the business as a restaurant at a site accepted by HOA as hereinafter provided. Failure by Franchisee to acquire or lease a site for Franchisee’s Restaurant, or to submit to HOA at least one (1) location for site acceptance, within the time specified, shall constitute a default under Section 14.3 of the Franchise Agreement.

1.3.2           Site Evaluation Services: HOA or its designee shall furnish to Franchisee site selection guidelines, including HOA’s minimum standards for a location for Franchisee’s Restaurant, and such site selection counseling and assistance as HOA may deem advisable. In response to Franchisee’s request for site acceptance, HOA or its designee shall have the right to perform one (1) on-site evaluation of a proposed site for Franchisee’s Restaurant. HOA shall have the right to designate a third party designee to conduct any or all of the site selection counseling and assistance and evaluation, and Franchisee may be required to pay such third party designee a fee for such services; provided, however that such fee shall not exceed Ten Thousand U.S. Dollars (US$10,000) (or its equivalent in Brazilian Reais if such third party is a Brazilian entity or individual).

1.3.3           Site Selection Package Submission and Site Acceptance: Franchisee shall submit to HOA, in the form specified by HOA, a completed site selection package, which may include a site selection form prescribed by HOA, copy of the site plan, business plan, demographic statistics and information regarding the surrounding businesses, and such other information or materials as HOA may reasonably require, together with an option contract, letter of intent or other evidence satisfactory to HOA which confirms Franchisee's favorable prospects for obtaining the site for the Accepted Location. Franchisee acknowledges that time is of the essence. HOA shall have thirty (30) days after receipt of such information and materials from Franchisee to accept or decline, in its sole discretion, the proposed site as the location for Franchisee’s Restaurant. In the event HOA does not accept a proposed site by written notice to Franchisee within said thirty (30) days, such site shall be deemed declined by HOA.

2

1.3.4           Lease Responsibilities: Within fifteen (15) days of site acceptance by HOA, Franchisee shall execute a lease which shall be coterminous with the Franchise Agreement, or a binding agreement to purchase the site. Franchisee must provide to HOA a copy of the actual lease or sublease (and an English translation thereof, if it is not in English) to be executed for the Accepted Location, which must be approved in writing by HOA, and which shall provide HOA the right to enter the Accepted Location to make any modifications necessary to protect the Proprietary Marks. The lease must attach a “Collateral Assignment of Lease” in a form acceptable to HOA, executed by Franchisee and the lessor of the premises, providing HOA notice of Franchisee’s default of the lease, a right (but not an obligation) to cure such default, and the right to assume the lease with the right to sublease to a Hooters franchisee and containing other provisions as required by HOA, including the right to assume the lease upon a default under this Agreement or under any document or instrument securing this Agreement. In lieu of the Collateral Assignment of Lease, such lease must: (1) provide HOA, at HOA’s option, with the right to act as prime lessee under the lease and to sublease such site to Franchisee; or (2) in form and substance satisfactory to HOA: (a) provide for notice to HOA of Franchisee’s default under the lease or sublease; (b) require the lessor or sublessor to disclose to HOA, on HOA request, sales and other information furnished by Franchisee; (c) give HOA (or its designee) the right to enter the premises to make any modifications to the building to protect HOA rights to the Marks, and provide that the lessor and/or sublessor relinquishes to HOA (or its designee), on any termination or expiration of this Agreement, any lien or other ownership interest, whether by operation of law or otherwise, in and to any tangible property (including any outdoor sign) that embodies the Marks; (d) require that the lessor and/or sublessor acknowledges that HOA has no liability or obligation whatsoever under the lease or sublease; and (e) allow HOA or its designee the right to elect to take an assignment of the leasehold interest upon termination or expiration of Franchisee’s rights under this Agreement. HOA’s approval of the lease or sublease is an indication only that the lease or sublease agreement meets HOA’s criteria for leases and subleases. HOA’s approval of a lease or sublease does not constitute an assurance, representation, or warranty of any kind, express or implied, as to the suitability of the lease or sublease for Franchisee’s success or for any other purpose.

1.3.5           HOA shall not be responsible for review of the lease for any terms other than those described in Subsection 1.3.4 above.

1.4           Protected Territory and HOA’s Reserved Rights. Except as otherwise provided in this Agreement, during the term of this Agreement, HOA shall not establish or operate, or license any other person to establish or operate, a Hooters Restaurant at any location within the territory specified in Exhibit A (the “Protected Territory”). HOA retains all other rights, and may, among other things, on any terms and conditions HOA deems advisable, and without granting Franchisee any rights therein:

1.4.1           Own, acquire, establish, and/or operate and license others to establish and operate, Hooters Restaurants at any location outside the Protected Territory notwithstanding their proximity to the Protected Territory or the Accepted Location or their actual or threatened impact on sales at the Franchisee’s Restaurant;

1.4.2           Own, acquire, establish, and/or operate, and license others to establish and operate, Hooters Restaurants under the Proprietary Marks at Reserved Facilities (as defined below) at any location within or outside the Protected Territory. As used in this Agreement, “Reserved Facilities” shall mean: airports; hotels; department stores; supermarkets; cultural institutions (examples include, but are not limited to, theaters, museums, art centers and educational facilities); casinos; United States military bases; sports and entertainment venues and stadiums; and business and industrial complexes and offices at which the food services are managed by service providers with national or international operations;

3

1.4.3           Own, acquire, establish, and/or operate and license others to establish and operate businesses: (a) using the Proprietary Marks (but not the “Hooters®” mark) and other marks in connection with the operation of such businesses; (b) which businesses may be the same as, similar to, or different from Hooters Restaurants; and (c) which may be located within or outside the Protected Territory, despite the proximity of such businesses to the Accepted Location (but this clause shall not allow HOA to operate or license others to operate a Hooters Restaurant inside the Protected Territory, unless permitted pursuant to Section 1.4.2 above); and/or

1.4.4           Sell and distribute, directly or indirectly, or license others to sell and to distribute, directly or indirectly, any Products from any location to any business or customer, including without limitation through restaurants, cafes, retail kiosks, grocery or convenience stores or other retail outlets, and any other distribution channels (including without limitation, through retail, wholesale, mail order, toll free numbers, or the Internet), provided that this clause shall not allow HOA to operate or license others to operate a Hooters Restaurant inside the Protected Territory under: (a) the Hooters System; and (b) the Proprietary Marks, unless permitted pursuant to Section 1.4.2 above).

1.4.5           HOA and/or its affiliates have the unrestricted right to engage, directly or indirectly, through its or their employees, representatives, licensees, assigns, agents, and others, at wholesale, retail, and otherwise, in the production, distribution, and sale of products bearing the Proprietary Marks licensed under this Agreement or other names or marks, including without limitation products included as part of the Hooters System.

1.5           Franchisee shall offer and sell Products only from Franchisee’s Restaurant; only in accordance with the requirements of this Agreement, the procedures set forth in the Manuals (as this term is defined in Section 2.2.4, below), or as otherwise set forth by HOA in writing; and only to: (a) retail customers for consumption at or in common seating near to Franchisee’s Restaurant; (b) retail customers for personal carry-out consumption of Products sold at Franchisee’s Restaurant. Franchisee will not under any circumstances engage in any wholesale trade or sale of Hooters System Products for resale. Franchisee also shall not engage in delivery unless expressly permitted by HOA, and unless such delivery is conducted in accordance with the requirements as set forth by HOA in the Manuals or otherwise in writing. As used in this Agreement, “delivery customers” means customers that purchase Products for delivery to (and consumption in) their home or office. Franchisee shall not engage, unless expressly permitted by HOA in writing, in any other type of sale of, or offer to sell, or distribution of Products, including but not limited to, selling, distributing, or otherwise providing, any Products at wholesale, or for resale or distribution by any third party, or through satellite locations, sales or mail order catalogs, temporary locations, carts or kiosks, the Internet, or through any other electronic or print media.

1.6           Construction, Permitting, and Licensing.

1.6.1           Franchisee shall complete the construction of Franchisee’s Restaurant in accordance with the provisions and requirements of Section 5.5. of this Agreement (the “Construction”) and shall open Franchisee’s Restaurant for business within six (6) months after the Effective Date of this Agreement (the “Opening Date”). On Franchisee’s written request, HOA may grant Franchisee one (1) ninety (90) day extension past the six (6) months allotted within which to open Franchisee’s Restaurant. Franchisee shall pay HOA a non-refundable extension fee of Five Thousand U.S. Dollars (US$5,000) contemporaneously with Franchisee’s request for the extension.

1.6.2           Provided that Franchisee has made full and complete application for all building permits, operating licenses, and all other permits required to open its Restaurant, within ninety (90) days after the Effective Date of this Agreement, HOA may, on Franchisee’s written request, grant Franchisee one (1) thirty (30) day extension to obtain all necessary permits, without charging Franchisee any amounts for such extensions, if the delay was due to causes beyond Franchisee’s reasonable control, which grant HOA will not unreasonably withhold. Franchisee must submit documentation of the status of the license and permit applications together with Franchisee’s request for such extension. On HOA’s grant of such extension, HOA will commensurately extend the Opening Date.

4

1.6.3           Should Franchisee be unable to obtain all necessary permits and licenses (as detailed in Section 5.5.4, below) during the stated period and extension time periods as a result of causes beyond Franchisee’s reasonable control, HOA or Franchisee, with proof of attempt to get permits and licenses, may terminate this Agreement on written notice to the other, without the necessity of further action by either party or further documentation. On such termination, HOA will retain one-third (1/3) of the Initial Franchise Fee set forth in Section 4.2 of this Agreement to compensate HOA for its costs and administrative expenses spent in granting Franchisee its Franchise, and for its lost or deferred opportunities to grant Hooters System franchises to others. HOA will refund the amount HOA owes Franchisee within thirty (30) days after notice by HOA or Franchisee of the termination of this Agreement.

1.7           Destruction of Accepted Location. In the event Franchisee’s Restaurant is damaged or destroyed by fire or other casualty, or is required by any governmental authority to be repaired or reconstructed, Franchisee shall commence repair or reconstruction of the building within ninety (90) days after the date of such casualty or notice of governmental requirement (or such lesser period as such governmental requirement may specify) and shall complete all required repair or reconstruction as soon as possible thereafter, but in no event later than one hundred eighty (180) days after the date of such casualty or governmental requirement. In the case of reconstruction due to casualty, the minimum acceptable appearance for the restored building will be that which existed immediately prior to the casualty; provided, however, Franchisee will use its best efforts to have the restored building include the then- current image, design, and specifications of new Restaurants.

1.8           No Subfranchising. FRANCHISEE SHALL HAVE NO RIGHT TO GRANT SUBFRANCHISES TO OTHERS. FRANCHISEE SHALL NOT, AND SHALL NOT ATTEMPT TO, GRANT SUBFRANCHISES TO OTHERS.

2.          TERM; RENEWAL

2.1            Initial Term. This Agreement will commence on the Effective Date and will continue in effect for a period of twenty (20) years thereafter (the “Initial Term”), subject to earlier termination as set forth in this Agreement.

2.2           Renewal Term. Franchisee may renew the Franchise as to Franchisee’s Restaurant for two (2) additional ten (10) year terms (such additional terms being referred to in this Agreement as the “Renewal Terms,” and the Initial Term, together with the Renewal Terms, being referred to collectively in this Agreement as the “Term”), provided that:

2.2.1           Franchisee delivers written notice (the “Renewal Notice”) fewer than eighteen (18) months but more than six (6) months before the end of the Initial Term, of Franchisee’s intent to renew the Franchise for the Renewal Term;

2.2.2           Franchisee pays HOA a renewal fee in the amount of one-third (1/3) of the then- current Initial Franchise Fee (as defined in Section 4.2, below), delivered contemporaneously with Franchisee’s delivery of the Renewal Notice, for renewal of the Franchise for Franchisee’s Restaurant (the “Renewal Fee”);

5

2.2.3           Franchisee is, at the time Franchisee delivers the Renewal Notice, in compliance with all other agreements to which HOA or its affiliates on the one hand, and Franchisee or its affiliates on the other hand, are parties;

2.2.4           Franchisee is and has been, at all times during the Initial Term, in compliance with: (i) this Agreement and all amendments to it; and (ii) HOA’s confidential operations manuals (the “Manuals”);

2.2.5           Franchisee is, at the time Franchisee delivers the Renewal Notice, current with respect to its obligations to its lessor, suppliers, and any other parties with whom it does business.

2.2.6           Franchisee enters into HOA’s then-current form of franchise agreement, including all schedules, exhibits, addenda, and attachments to it (collectively, the “Renewal Franchise Agreement”), all of which may contain terms that vary materially from the terms of this Agreement; and

2.2.7           Franchisee and its Principal Owners (as defined in Section 13.2 of this Agreement) execute and deliver to HOA a general release in substantially the form set forth in Exhibit D to this Agreement (collectively, the “Release”).

2.3           Non-Renewal By Franchisee. Franchisee will be deemed to have declined to renew the Franchise as to Franchisee’s Restaurant, and the option to renew the Franchise set forth in Section 2.2 of this Agreement will expire automatically and without notice as to such Restaurant, if Franchisee does not deliver to HOA all items required for renewal, including without limitation the Renewal Fee, the executed Renewal Franchise Agreement, and the executed Release, to HOA within thirty (30) days after HOA delivers the Renewal Franchise Agreement and Release to Franchisee for execution.

2.4           Effect of Non-Renewal or Expiration. Non-renewal or expiration of this Agreement will end the Franchise as to Franchisee’s Restaurant described in this Agreement. Upon non-renewal or expiration of this Agreement, Franchisee must meet all of the obligations upon termination or expiration, as set forth in Section 15, below.

3.          HOA’S OBLIGATIONS

3.1           HOA will provide Franchisee with guidance relating to the opening of Franchisee’s Restaurant, including without limitation providing acceptable site criteria, approved supplier lists, and approved renovation criteria; and, at HOA’s option, a set of architectural plans of an existing Hooters restaurant.

3.2           HOA will provide Franchisee with the manager training program described in Section 5.6 of this Agreement.

3.3           HOA will offer Franchisee additional pre-opening training and opening supervision and assistance as HOA deems advisable, provided that Franchisee must give HOA adequate prior written notice of its proposed opening date.

3.4           HOA will provide such continuing advisory assistance to Franchisee in the operation, advertising, and promotion of Franchisee’s Restaurant as HOA deems appropriate.

3.5           HOA will provide such refresher training for Franchisee and Franchisee’s employees as HOA deems appropriate.

6

3.6           HOA may provide Franchisee, itself or thorough the Global Advertising Fund, with advertising and promotional plans and materials for local advertising as described in Section 11 of this Agreement.

3.7           HOA will provide Franchisee with access to the Manuals, as set forth in Section 7 of this Agreement.

3.8           HOA may provide Franchisee with such merchandising, marketing, and other data and advice as HOA may develop and deem to be helpful in the management and operation of Franchisee’s Restaurant.

3.9           HOA may provide Franchisee with such periodic individual or group advice, consultation, and assistance, rendered by personal visit or telephone, through newsletters, bulletins or other communications (delivered in hard copy or digitally), or by utilizing mystery-shopper or other similar programs; such advice, consultation and assistance will made available from time to time to all HOA franchisees, as HOA deems appropriate.

3.10         HOA will provide Franchisee with such bulletins, webinars, brochures, manuals, and reports, as HOA may publish for franchisees generally regarding HOA’s plans, policies, developments, and activities. In addition, HOA will provide such communication concerning new developments, techniques, and improvements in food preparation, equipment, food products, packaging, and restaurant management, that HOA deems relevant to the operation of Franchisee’s Restaurant.

3.11         HOA will provide Franchisee with the requirements for a standardized system for accounting, cost control, and inventory control.

4.          FEES

4.1           Application Fee. Franchisee shall have paid an Application Fee in the amount of Three Thousand U.S. Dollars (US$3,000) (the “Application Fee”) at the time of application to HOA for the grant of a Franchise, in consideration of the administrative and other expenses HOA incurs in reviewing Franchisee’s franchise application. The Application Fee will be credited towards the Initial Franchise Fee, as described in Section 4.2, below.

4.2           Initial Franchise Fee. Franchisee shall pay to HOA an initial franchise fee (the “Initial Franchise Fee”) in the amount of Seventy-Five Thousand U.S. Dollars (US$75,000) immediately following registration of the Agreement with the Brazilian Institute of Industrial Property (“INPI”). Franchisee shall pay the Initial Franchise Fee in a lump sum in immediately-available bank funds. Except as described in Section 1.6.3 of this Agreement, the Initial Franchise Fee shall be deemed fully-earned and nonrefundable upon Franchisee’s execution of this Agreement, in consideration of the administrative and other expenses HOA incurs in granting Franchisee its Franchise and in further consideration of HOA’s lost or deferred opportunities to grant Hooters System franchises to others. If Franchisee paid HOA an Application Fee prior to HOA’s execution of this Agreement, HOA will credit the amount of the Application Fee against the amount of the Initial Franchise Fee.

4.3           Continuing Franchise Fee. In consideration for the right to operate the Franchisee’s Restaurant using the Proprietary Marks and the Hooters System, Franchisee shall pay to HOA a continuing franchise fee (the “Continuing Franchise Fee”) of six percent (6%) of Franchisee’s Gross Sales (as defined in Section 4.9 of this Agreement). Continuing Franchise Fees shall be payable by Franchisee to HOA, so that HOA actually receives such payment by the end of ten (10) days after the end of each month.

7

4.4           Local Advertising.

4.4.1           Franchisee shall spend each calendar year a minimum of two and one-half percent (2.5%) of the Gross Sales of Franchisee’s Restaurant on local advertising and promotion (the “Minimum Local Advertising Expenditure”).

4.4.2           In the event HOA establishes a Local Advertising Cooperative that encompasses the Franchisee’s Restaurant, Franchisee shall contribute up to one-half (½) of the Minimum Local Advertising Expenditure described above to such Cooperative, so that the Cooperative actually receives such payment (the “Cooperative Contribution”) by the end of ten (10) days after the end of each month. HOA shall designate Franchisee’s Cooperative Contribution from time to time.

4.5           Global Advertising Fee. Franchisee shall pay to HOA, to be actually received by the end of ten (10) days after the end of each month, a global advertising fee equal to one-half percent (0.5%) of Franchisee’s Gross Sales of Franchisee’s Restaurant (the “Global Advertising Fee”) during such month. HOA may increase the Global Advertising Fee from time to time; provided that it shall not be more than one percent (1%) of the Gross Sales at the Franchisee’s Restaurant. HOA or HOA’s designee will maintain and administer the Global Advertising Fund as provided in Section 11.3 of this Agreement.

4.6           Advertising Fee Cap. Notwithstanding the percentages set forth in Sections 4.4.1 and 4.5 above for the Minimum Local Advertising Expenditure, Cooperative Contribution and Global Advertising Fee, HOA will not require Franchisee to pay a combined amount for the Minimum Local Advertising Expenditure, Cooperative Contribution and Global Advertising Fee that exceeds three and one-half percent (3.5%) of Franchisee’s Gross Sales.

4.7           Casualties. Franchisee’s obligation to pay the Continuing Franchise Fee and the Global Advertising Fee (collectively, the “Fees”) shall not be altered by the occurrence of any casualty or event that would cause a temporary closing of Franchisee’s Restaurant for a period of more than five (5) days. In the event that such a casualty or event occurs, the Fees to be paid by Franchisee for each month in which Franchisee’s Restaurant is closed shall be the average of all Fees payable by Franchisee during the immediately- preceding thirteen (13) months, or such lesser period as Franchisee’s Restaurant has been open if Franchisee’s Restaurant has been open fewer than thirteen (13) months.

4.8           Past-Due Payments. Any payment that HOA does not actually receive by the end of the specified date shall be deemed past due. If any payment is past due, in addition to HOA’s right to exercise all rights and remedies available to HOA under Section 14 of this Agreement, Franchisee shall pay to HOA, in addition to the past-due amount, interest on such amount from the date it came due until the date HOA actually receives such payment. The rate of such interest shall be the lesser of: (i) eighteen percent (18%) per annum; or (ii) the maximum rate allowed by applicable laws (hereinafter the “Default Rate”), until paid in full.

4.9           Gross Sales. As used in this Agreement, “Gross Sales” shall include all revenue related to the sale of Products and performance of services in, at, about, through, or from Franchisee’s Restaurant, whether for cash, check, meal vouchers, credit or any other electronic means of payment, and regardless of collection in the case of credit and electronic payment, and income of every kind and nature related to Franchisee’s Restaurant, including without limitation insurance proceeds and condemnation awards for loss of sales, profits, or business; and further including without limitation amounts from vending machines, slot machines or gambling devices, any coin-operated machines for vending merchandise to customers, entertainment devices for the playing of electronic or manual games, pool tables, juke boxes, ATM fees, liquor, gift cards, merchandise, delivery, catering, and any off-premises consumption; provided, however, that “Gross Sales” shall not include: (i) revenues from sales taxes or other add-on taxes Franchisee collects from guests and actually transmits to the appropriate taxing authority; (ii) tips guests give and that are charged to the guests’ credit or debit cards; and (iii) the retail value of any complimentary services, discounts, trade-outs, credit card fees, cash refunds to guests, and promotional coupons used by guests (collectively, the “Comps”), up to a maximum of two percent (2%) of Gross Sales in the aggregate. In no event may Franchisee exclude or deduct from Franchisee’s Gross Sales greater than two percent (2%) of such Gross Sales for Comps.

8

4.10         Payment of Amounts Owed.

4.10.1 Unless notified by HOA in writing to pay any amounts due under this Agreement in the local currency (the “Local Currency”), Franchisee shall pay all amounts due under this Agreement in United States Dollars or Euro as designated by Franchisor (the “Designated Currency”) by wire transfer to such bank account as HOA may notify Franchisee from time to time. All costs, charges and expenses, including bank charges, incurred in association with such payments or currency conversions shall be borne by Franchisee. Franchisee shall participate in any automatic debit/credit transfer program specified by HOA from time to time for the payment of amounts due to HOA under this Agreement, and shall execute and deliver to HOA all necessary documents and instruments therefor.

4.10.2 Franchisee shall pay all amounts due to HOA under this Agreement without counterclaim or set-off.

4.11         Currency Conversions. All amounts payable to HOA under this Agreement shall be paid in the Designated Currency. On or about the first (1st) business day of each calendar month, HOA will convert the amounts reported by Franchisee in Brazilian Reais with respect to the immediately preceding month, according to the prevailing exchange rate as reported in the “Currency Trading” section of The Wall Street Journal (or its future equivalent), or such other source as HOA reasonably deems appropriate, on or for the first business day of each calendar month. The amounts thus converted by HOA into the Designated Currency pursuant to this Paragraph shall be paid by Franchisee within the applicable payment terms specified in this Agreement, at the conversion rate applicable on the date of actual remittance, as published by the Central Bank of Brazil.

4.12         Local Withholding Taxes.

4.12.1 HOA and its affiliates shall not have any liability for any taxes, duties, assessments, fees or other governmental charges, including any sales tax, use tax business tax, value-added tax, service tax, excise tax, gross receipts tax, property tax, workers’ compensation, unemployment compensation, or otherwise (“Local Taxes”), whether levied upon Franchisee or its assets or income, or upon HOA or its affiliates, in connection with business conducted or services performed by the Restaurant, or any payment to HOA or its affiliates under this Agreement, except for any non-resident income withholding tax levied by the government agency in Brazil (the “Income Withholdings”).

4.12.2 If any Local Taxes are required to be deducted or withheld from any payment to HOA under this Agreement, then the amount payable shall be increased by Franchisee by such amount as is necessary to make the actual amount received by HOA (after such Local Taxes and after any additional Local Taxes on account of such additional payment) equal to the amount due before the application of any Local Taxes. If any Income Withholdings are required to be deducted or withheld from any payment to HOA under this Agreement, then the amount payable shall be so deducted. Franchisee shall promptly pay the Local Taxes and Income Withholdings required to be deducted or withhold to the applicable taxing authority and deliver to HOA original receipts of applicable governmental authorities showing that all Local Taxes and Income Withholdings were properly deducted or withheld in compliance with applicable law (or, if original receipts are unavailable, photocopies, tax returns and other documentation, as HOA may require).

9

4.12.3 The parties shall, subject to applicable law, use all reasonable endeavors to minimize any Local Taxes and Income Withholdings payable by each party under this Agreement, and to secure all tax refunds and credits available to each party, including if necessary by restructuring or amending this Agreement.

4.13         In the event that any order, law, regulation, court decision, financial constraint, embargo or any other act or fact that is beyond Franchisee’s reasonable control shall prevent Franchisee from remitting any amounts due under this Agreement to HOA, Franchisee shall notify HOA immediately. Franchisee shall use its best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in the Designated Currency of all amounts payable hereunder. While such restrictions are in effect, HOA may require Franchisee to deposit all amounts due but unpaid in any bank or institution and in any currency designated by HOA that is available to Franchisee. HOA shall be entitled to all interest earned on such deposits. If such restrictions are in place for more than one hundred and eighty (180) days, HOA may, upon the delivery of written notice to Franchisee, terminate this Agreement.

5.          DUTIES OF FRANCHISEE

5.1           Franchisee acknowledges and agrees that every detail of Franchisee’s Restaurant, including without limitation the uniformity of appearance, service, products, and advertising of Franchisee’s Restaurant, is important to Franchisee, HOA, the Hooters System, and HOA’s other franchisees, in order to maintain the Hooters System’s high and uniform operating standards, to increase the demand for the Products and services, and to protect HOA’s reputation and goodwill.

5.2           If Franchisee is or becomes a corporation, limited liability company, or any other form of business entity, Franchisee shall comply with Section 13 of this Agreement and the following requirements:

5.2.1           Franchisee shall confine its activities exclusively to the development, opening and operation of Franchisee’s Restaurant.

5.2.2           Franchisee’s Bylaws, Articles of Association, or any other comparable acts of incorporation and governing documents shall at all times provide that: (i) Franchisee’s activities shall be confined exclusively to the development, opening, and operation of Franchisee’s Restaurant; and (ii) the issuance, redemption, purchase for cancellation, and transfer of voting stock, partnership interests, membership interests, or other equity interests in Franchisee, are restricted by the terms of this Agreement.

5.2.3           Franchisee shall provide to HOA copies of Franchisee’s Bylaws, Articles of Association or any other comparable acts of incorporation and governing documents, and any other documents HOA may reasonably request, and any amendments to any of them (all with an English translation thereof, if it is not in English), so that HOA actually receives such copies by the end of ten (10) days after HOA requests such copies.

10

5.2.4 Franchisee shall maintain stop transfer instructions against the transfer on its record of any equity securities (voting or otherwise) except in compliance with Section 13 and Section 16 of this Agreement. All securities Franchisee issues shall bear the following legend, which shall be printed legibly and conspicuously on each stock certificate or other evidence of ownership interest:

THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A FRANCHISE AGREEMENT WITH HOOTERS OF AMERICA, LLC DATED [INSERT DATE]. REFERENCE IS MADE TO SUCH AGREEMENT AND TO THE RESTRICTIVE PROVISIONS OF THE [INSERT TYPE OF CERTIFICATE] OF THIS [INSERT TYPE OF ENTITY].

5.2.5 Franchisee shall maintain a current list of all owners of record and all beneficial owners of any class of voting equity of Franchisee and shall furnish the list to HOA upon request (and an English translation thereof, if it is not in English) so that HOA actually receives such list by the end of ten (10) days after HOA requests such list.

5.2.6           If Franchisee is a partnership, Franchisee shall maintain a current list of all general and limited partners, and a list of all owners of record and all beneficial owners of any class of voting equity of Franchisee and such general and limited partners, and shall furnish such list to HOA so that HOA actually receives such list upon request by the end of ten (10) days after HOA requests such list.

5.3           Each Principal Owner (as defined in Section 13.2.1 below) of Franchisee, and such of Franchisee’s other Owners as HOA may specify, shall enter into a continuing guaranty agreement in a form acceptable to HOA (the “Guaranty”), which Guaranty must be delivered to HOA upon execution of this Agreement. HOA may amend or modify the form of such Guaranty from time to time as to Owners signing the Guaranty after the Effective Date of this Agreement.

5.4           Franchisee assumes all costs, liability, expense, and responsibility for locating, obtaining, and developing the Accepted Location for Franchisee’s Restaurant and for constructing and equipping Franchisee’s Restaurant at such Accepted Location. Franchisee shall not make any binding commitment to a prospective vendor or lessor of real estate with respect to the Accepted Location unless HOA accepts such Accepted Location in accordance with the procedures set forth in this Agreement and unless the lease documents for such Accepted Location provide, without limitation: (i) that the landlord shall provide HOA with notice of any default thereunder at least thirty (30) days prior to any termination of the lease, specifying such default and granting HOA the right (but not the obligation) to cure any such default within such period; and (ii) that the landlord accepts HOA as an assignee of Franchisee’s interest thereunder. FRANCHISEE ACKNOWLEDGES THAT HOA’S ACCEPTANCE OF A SITE AND THE RENDERING OF ASSISTANCE IN THE SELECTION OF A SITE DOES NOT CONSTITUTE HOA’S REPRESENTATION, PROMISE, WARRANTY, OR GUARANTY THAT A HOOTERS RESTAURANT AT THE ACCEPTED SITE WILL BE PROFITABLE OR OTHERWISE SUCCESSFUL. Franchisee must agree to a collateral assignment of the leases for the Accepted Location, in a form acceptable to the HOA. Under the collateral assignment of leases, upon default by Franchisee of the lease for the Accepted Location, this Agreement, or the document securing this Agreement, HOA will have right to take possession of the Accepted Location and Franchisee will have no further right, title or interest in the lease.

5.5           Franchisee shall, at its expense, and to HOA’s satisfaction, comply with all of the following requirements:

11

5.5.1           Before commencing Construction of Franchisee’s Restaurant, Franchisee shall submit a site plan to HOA, including a footprint of the proposed building, and architectural, kitchen, and signage drawings, for HOA’s approval. Franchisee must use an architect or engineer approved by HOA to prepare detailed plans and specifications for the Construction of Franchisee’s Restaurant.

5.5.2           Franchisee shall: (i) use a qualified general contractor or construction supervisor to supervise the Construction of Franchisee’s Restaurant and the completion of all improvements; and (ii) submit to HOA a statement providing the name and contact information of such general contractor or construction supervisor.

5.5.3           Franchisee shall cause such Construction to be performed only in accordance with the site plan and the plans and specifications HOA approved. No changes will be made to such approved plans and specifications, or to the Construction, or to any of the materials used in Franchisee’s Restaurant, or to interior and exterior colors of Franchisee’s Restaurant, without HOA’s express prior written consent.

5.5.4           Franchisee shall obtain and shall thereafter maintain all licenses, permits, and certifications required for lawful Construction of Franchisee’s Restaurant, including without limitation building, zoning, access, parking, driveway access, sign, and occupancy permits and licenses, and shall certify in writing to HOA that it has obtained all such licenses, permits, and certifications

5.5.5          Franchisee shall obtain and shall thereafter maintain all health, life, safety, operational, and other licenses, permits, and certifications required for operation of Franchisee’s Restaurant and shall certify in writing to HOA prior to the Opening Date that it has obtained all such licenses, permits, and certifications.

5.5.6           Franchisee shall complete Construction of Franchisee’s Restaurant in order to meet the requirements to open Franchisee’s Restaurant in compliance with Section 1.6.1, above.

5.6           HOA will provide its manager training program to up to six (6) of Franchisee’s manager- in-training personnel. If Franchisee is an individual, Franchisee and Franchisee’s management personnel must complete HOA’s manager training program to HOA’s reasonable satisfaction prior to Franchisee’s opening of Franchisee’s Restaurant for business. If Franchisee is a corporation, partnership, limited liability company, or any other form of business entity, at least the General Manager (as defined in Section 5.7, below) of Franchisee and Franchisee’s other management personnel must complete HOA’s manager training program to HOA’s reasonable satisfaction prior to Franchisee’s opening of Franchisee’s Restaurant for business. In the event the General Manager is not a Principal Owner, then at least one (1) Principal Owner must attend HOA’s “executive overview” training program (the term “Principal Owner” is defined in Section 13.2.1, below). At HOA’s option, key personnel Franchisee subsequently employs must also complete HOA’s manager training program to HOA’s reasonable satisfaction. HOA may, at its discretion, make available additional training programs, seminars, and refresher courses to Franchisee and Franchisee’s designated personnel from time to time. All such training will take place at the locations HOA designates. HOA may, at any time, discontinue management training and decline to certify Franchisee or Franchisee’s designated personnel who fail to demonstrate an understanding acceptable to HOA of the management training. If HOA discontinues the management training of Franchisee or Franchisee’s designated personnel, Franchisee shall have thirty (30) days to present HOA with an acceptable alternative candidate for the manager training program. If HOA reasonably determines that Franchisee is unable or unwilling to provide individuals who can complete the manager training program to HOA’s reasonable satisfaction, or if HOA reasonably determines that the individuals whom Franchisee has presented for manager training lack the skills to operate Franchisee’s Restaurant successfully, HOA will have the right to terminate this Agreement pursuant to Section 14.3 hereof. HOA will provide instructors and training materials for all required training programs. Franchisee shall be responsible for all expenses Franchisee or its personnel incur in connection with any training programs, including without limitation wage and benefit costs, and the costs of transportation, lodging, and meals. If the Hooters Restaurant developed under this Agreement is not the first Hooters Restaurant developed by Franchisee or its affiliate pursuant to a development agreement entered into by the parties (or their respective affiliates), HOA may, at its sole discretion, waive certain initial training requirements and on-site assistance programs.

12

5.7           Franchisee shall designate at least one (1) manager (the “General Manager”) of Franchisee’s Restaurant who shall have authority over the other managers. If Franchisee is an individual, Franchisee may serve as General Manager. Franchisee’s designated General Manager shall devote his or her full time, energy, and best efforts to the management and operation of Franchisee’s Restaurant. Franchisee will require such General Manager to complete, to HOA’s reasonable satisfaction, an HOA- approved manager training program by the end of ninety (90) days after such individual’s appointment to serve as General Manager. If Franchisee is a corporation or other business entity, General Manager shall be an individual appointed by Franchisee and approved by HOA.

5.7.1           HOA will offer Franchisee training resources for Franchisee’s hourly employees as described in the Manual or otherwise in writing.

5.7.2           Franchisee shall pay, as directed by HOA, the expenses of HOA personnel that provide training to Franchisee and Franchisee’s employees at Franchisee’s Restaurant. Expenses shall include, without limitation, travel expenses, per diem, and lodging expenses.

5.7.3           If Franchisee’s Restaurant opened under this Agreement is not the first restaurant the Franchisee has opened under the Hooters System, HOA may waive certain training requirements, at HOA’s sole discretion.

5.8           Franchisee shall use the Accepted Location solely for the operation of Franchisee’s Restaurant. Franchisee shall not use or permit the use of the Accepted Location for any other purpose or activity at any time without first obtaining HOA’s written consent. Franchisee shall keep Franchisee’s Restaurant open and in normal operation as designated by HOA in the Manuals or otherwise in writing. Franchisee shall not locate or permit to be located on or about Franchisee’s Restaurant premises or any other area of the Accepted Location any slot machines or gambling devices, or any coin-operated machines for vending of any merchandise, entertainment devices for the playing of electronic or manual games or for any similar purpose, pool tables or juke boxes, except as prescribed in the Manuals or as HOA may otherwise approve in writing. Franchisee shall not permit on or about Franchisee’s Restaurant premises or any other area of the Accepted Location the sale of products or services not included in the Hooters System without HOA’s prior express written consent. HOA, in its sole discretion, may prescribe conditions under which Franchisee may sell such products or services.

5.9            Franchisee shall display all signs and other promotional materials HOA may require, to the extent permitted by applicable laws, ordinances, rules, regulations, court orders, and decisional authority of all applicable governmental authorities having jurisdiction over Franchisee’s Restaurant (hereinafter collectively the “Laws”). The color, size, design, and location of such signs shall be as HOA specifies or approves. Franchisee shall not place additional signs, posters, or other décor items in, on, or about the Accepted Location without HOA’s prior written consent.

13

5.10         Franchisee shall comply with, and shall cause the Accepted Location and Franchisee’s Restaurant to comply with, any and all Laws. Franchisee shall be solely responsible for ensuring that all requirements set forth in this Agreement and all other requirements related to the development, opening, and operation of Franchisee’s Restaurant, including without limitation all requirements related to employment, employment discrimination, wage and hour rules, building design, building construction, hygiene, food and beverage products, and alcoholic beverages, comply with any and all Laws. In the event that any requirement set forth in this Agreement or any other requirement related to the development, opening, and operation of Franchisee’s Restaurant violates any Law, and as a result Franchisee does not comply with this Agreement or other requirements related to the development, opening, and operation of Franchisee’s Restaurant, the existence or enforcement of such Law shall not excuse Franchisee’s noncompliance and shall not prevent HOA from asserting that such noncompliance constitutes a default of this Agreement. Franchisee acknowledges and agrees that it has taken any and all steps necessary to ensure that this Agreement and all other requirements related to the development, opening, and operation of Franchisee’s Restaurant comply with all Laws.

5.11         Franchisee shall maintain the interior and exterior of Franchisee’s Restaurant, and all other areas of the Accepted Location, in first-class repair and condition, and in compliance with all of HOA’s maintenance and operating standards. In connection with such maintenance, Franchisee shall make such additions, alterations, and repairs to the Accepted Location, and such replacement of items in and about Franchisee’s Restaurant, as HOA may require, which additions, alterations, and repairs may include, without limitation, periodic repainting, refinishing, and repairing of Franchisee’s Restaurant interior and exterior and replacing of obsolete or worn signs, furnishings, fixtures, and equipment.

5.12         Franchisee acknowledges and agrees that it is in Franchisee’s best interests, and in the best interests of the Hooters System, that Franchisee’s Restaurant be clean, up-to-date, well-maintained, and well-appointed. Therefore, Franchisee acknowledges and agrees that Franchisee will, at HOA’s request, remodel, redecorate, equip, improve, and modify (collectively, “Renovate”) Franchisee’s Restaurant to conform such Restaurant to: (i) the building design, trade dress, color schemes, signage, and presentation of trademarks and service marks consistent with HOA’s then-current image; (ii) the requirements set forth in the Manuals; and (iii) the condition, state of repair, and general appearance of Hooters restaurants that HOA reasonably deems desirable. HOA and Franchisee acknowledge and agree that the obligation to Renovate is intended to be periodic remodeling, redecorating, equipping, improvement to, and modification of, Franchisee’s Restaurant, and that nothing contained in this Section 5.12 will affect Franchisee’s obligation to maintain its Restaurant in compliance with the other provisions of this Agreement and the Manuals. Notwithstanding anything set forth in this Section 5.12 to the contrary, HOA will not require Franchisee to Renovate Franchisee’s Restaurant more often than one (1) time every seven (7) years. Upon request by HOA, Franchisee shall perform reasonable equipment upgrades, as determined by HOA, within ninety (90) days after receipt of notice from HOA to upgrade equipment.

5.13         Franchisee shall operate Franchisee’s Restaurant in strict compliance with such methods, standards, and specifications as HOA may from time to time prescribe in the Manuals or otherwise in writing, to maintain maximum efficiency and productivity and to ensure that the highest degree of quality, appearance, and service is consistently maintained. Without limiting the generality of the foregoing, Franchisee specifically agrees:

5.13.1 To maintain in sufficient supply, and to use at all times, only such products, materials, supplies, ingredients, and like items as HOA may require, and to refrain from deviating therefrom by using nonconforming items without HOA’s prior written consent;

14

5.13.2 To use at all times only such methods of preparation, methods of service, and like methods as HOA may require, including without limitation HOA’s standards and specifications for preparation and presentation of products served; and to refrain from deviating therefrom by using nonconforming methods without HOA’s prior written consent;

5.13.3 To maintain the highest standards of cleanliness, health, and sanitation;

5.13.4 To obtain such products, equipment, services, and supplies as HOA may require, for the appropriate handling, preparation, presentation, selling, and service of any food or beverage products;

5.13.5 To require clean uniforms conforming to such specifications as to color, design, and like factors as HOA may designate from time to time, to be worn by all of Franchisee’s personnel at all times while working at, in, through, or on behalf of Franchisee’s Restaurant, and to cause all personnel to present a clean, neat appearance and to render competent and courteous service to guests;

5.13.6 To permit HOA, at any reasonable time, to remove from Franchisee’s Restaurant samples of items without payment therefor, in amounts reasonably necessary for testing by HOA or an independent laboratory to determine whether such samples meet HOA’s then-current standards and specifications. HOA may require Franchisee to bear the cost of such testing if HOA has not previously approved the supplier of the item, or if the sample fails to conform to HOA’s specifications;

5.13.7 Not to install or permit to be installed on or about Franchisee’s Restaurant premises, without HOA’s prior written consent, any furnishings, fixtures, equipment, décor, signage, or other improvements not previously approved as meeting HOA’s standards and specifications;

5.13.8 To employ a sufficient number of trained and qualified personnel to operate Franchisee’s Restaurant;

5.13.9 To maintain sufficient inventories to operate Franchisee’s Restaurant; and

5.13.10 To honor all credit, charge, courtesy or cash cards or other credit devices required or approved by HOA. Franchisee must obtain the written approval of HOA prior to honoring any previously unapproved credit, charge, courtesy or cash cards or other credit devices. Franchisee shall ensure that the Restaurant adheres to the standards applicable to electronic payments including PCI (Payment Card Industry) standards or any equivalent thereof. If required by HOA, Franchisee shall provide HOA with evidence of compliance with the applicable standards and provide, or make available to HOA copies of an audit, scanning results or related documentation relating to such compliance. Any costs associated with an audit or to gain compliance with these standards shall be borne by Franchisee. Franchisee shall immediately (in any event within 24 hours) notify HOA if it suspects or has been notified by any third party of a possible security breach related to the cashless system (or related cashless data) used in the Restaurant.

15

5.14         HOA may require Franchisee to purchase or lease certain products (including food and beverages), equipment, services, and supplies, including without limitation furnishings, fixtures, equipment, signage, and other items required for the operation of Franchisee’s Restaurant, solely from suppliers (including manufacturers, distributors, and other sources), that demonstrate, to HOA’s continuing reasonable satisfaction, the ability to meet HOA’s then-current standards and specifications for such items; that possess adequate quality controls and capacity to supply Franchisee’s needs promptly and reliably; and that HOA has first approved in writing and has not thereafter withdrawn from the approved supplier list. HOA will list such items and suppliers in the Manuals or in periodic bulletins and newsletters HOA may supply. If Franchisee desires to purchase any items from an unapproved supplier, Franchisee shall submit to HOA a written request for HOA’s consent to use such supplier, and shall have such supplier acknowledge in writing that Franchisee is an independent entity from HOA and that HOA is not liable for debts Franchisee incurs. HOA shall have the right to require that its representatives be permitted to inspect the supplier’s facilities, and that samples from the supplier be delivered to HOA or to an independent laboratory that HOA designates for testing. Franchisee will pay a charge not to exceed the reasonable cost of the inspection and the actual cost of the test. HOA may also require that the supplier comply with such other reasonable requirements as HOA may deem appropriate, including without limitation payment of reasonable continuing inspection fees and administrative costs. HOA reserves the right, following HOA’s consent to use any supplier, to reinspect the facilities and products of such supplier and to revoke its consent on the supplier’s failure to continue to meet any of HOA’s then- current standards. If, in providing products, equipment, services, or supplies to Franchisee, any third party may obtain access to any of HOA’s confidential information or trade secrets (as defined below), HOA may require, as a condition of approval of such supplier, that the supplier execute covenants of non- disclosure and non-competition in a form HOA provides.

5.15         Franchisee recognizes that HOA shall have the right to appoint only one manufacturer, distributor, reseller, and/or other vendor for any particular item. HOA may, in some instances, be the only designated supplier of an item.

5.16         HOA may require Franchisee to purchase or lease products, equipment, services, and supplies from HOA, HOA’s affiliates, or third parties HOA designates or approves. Franchisee acknowledges and agrees that HOA and HOA’s affiliates may enter into agreements with third parties, including without limitation suppliers and distributors, under which HOA and HOA’s affiliates may derive revenue, profits, and other benefits, including without limitation rebates, credits, discounts, allowances, monies, payments, or marketing assistance (collectively, “Allowances”) as a result of consideration Franchisee pays to such third parties for purchases or leases HOA requires Franchisee to make. These Allowances may be based on individual or Hooters System-wide purchases of food, beverages, paper goods and other items. Franchisee assigns to HOA or its designee all of Franchisee’s right, title and interest in and to any and all such Allowances and authorizes HOA or its designee to collect and retain any or all such Allowances without restriction (unless otherwise instructed by the supplier).

5.17         Franchisee shall grant HOA the right to enter Franchisee’s Restaurant premises at any reasonable time to inspect, photograph, audiotape, or videotape Franchisee’s Restaurant and the equipment and operations at Franchisee’s Restaurant, to ensure compliance with this Agreement and the Manuals; provided, however, that HOA, in the exercise of such right, shall use all reasonable efforts to prevent disruption or interference with the operation of Franchisee’s Restaurant. Franchisee shall cooperate with HOA in such inspections by rendering such assistance as HOA may reasonably request, and shall enforce and comply with all inspection standards HOA may establish; and, on reasonable notice from HOA, and without limiting HOA’s other rights under this Agreement, shall take such steps as may be necessary to correct immediately the deficiencies detected during any such inspection, including without limitation immediately desisting from the further use of any products, equipment, services, or supplies, including without limitation advertising material, that do not conform to HOA’s then-current standards or specifications.

16

5.18         Franchisee shall not engage in any trade practice or other activity, and shall not offer any product or service, that HOA determines to be harmful to the goodwill of, or to reflect unfavorably on the reputation of, Franchisee, HOA, Franchisee’s Restaurant, the Products sold at Franchisee’s Restaurant, or the Hooters System; or that constitutes a deceptive or unfair trade practice; or that otherwise violates any Law.

5.19         In any equipment or trade fixture lease or financing that Franchisee enters into in connection with Franchisee’s Restaurant, Franchisee shall include a provision approving HOA as transferee without any right to accelerate or to modify such lease or financing, and requiring the lessor or lender to send notice of any default of such lease or financing to HOA at HOA’s then-current address and to give HOA thirty (30) days from the date HOA receives such notice of default to cure such default. HOA is under no duty or obligation whatsoever to cure such default, but should HOA elect to cure such default, Franchisee shall reimburse and indemnify HOA for any costs and expenses HOA incurs in connection with the cure of such default, on HOA’s written request, so that HOA actually receives such reimbursement by the end of ten (10) days after HOA requests such reimbursement.

5.20         In order to secure payment of all amounts Franchisee is obligated to pay under this Agreement, Franchisee hereby grants to HOA a first priority, unsubordinated security interest in all of Franchisee’s trade fixtures, equipment, inventory, and accounts receivable, and in the proceeds of the foregoing. Franchisee shall execute all documents HOA reasonably deems necessary to perfect HOA’s security interest in such items.

5.21         Franchisee will immediately notify HOA, in writing, of any act, omission, or circumstance that: (i) would constitute a default by Franchisee of this Agreement or any other agreement to which Franchisee and HOA are parties; or (ii) would reasonably be expected to impair Franchisee’s ability to fulfill its obligations to HOA. Franchisee will not intentionally, willfully, or negligently: (a) misrepresent any matter to HOA; or (b) fail to immediately notify HOA of any matter as to which this Agreement requires Franchisee to notify HOA.

5.22         Incentive/Convenience Programs. If required by HOA, Franchisee shall offer for sale, and will honor for purchases by customers, any incentive or convenience programs which HOA may institute from time to time, and Franchisee shall do so in compliance with HOA’s standards and procedures for such programs. Additionally, Franchisee shall sell, issue, and redeem gift cards (“Gift Cards”) and (whether as a part of, or separate from, Gift Cards) loyalty cards (“Loyalty Cards”) that have been prepared utilizing the standard form of Gift Card or Loyalty Card provided or designated by HOA, and only in the manner specified in the Manuals or otherwise in writing. Franchisee shall fully honor all Gift Cards and Loyalty Cards regardless of whether a Gift Card or Loyalty Card was issued by HOA or another franchisee, regardless of whether the Gift Card or Loyalty Card has been discounted for third-party retailer fees pursuant to arrangements that HOA has established with such retailers for the sale of Gift Cards and Loyalty Cards.

6.          PROPRIETARY MARKS

6.1         HOA represents with respect to the Proprietary Marks that:

6.1.1           Pursuant to the License Agreement with an affiliate, HOA has been granted the exclusive right to use and to license others to use the Proprietary Marks and the Hooter System to establish Hooters restaurants in Brazil. HOA has taken, and shall take or cause to be taken, all steps reasonably necessary to preserve and protect the ownership and validity in Brazil of the Proprietary Marks that HOA has designated for use in the Hooters System in Brazil.

17

6.2         Franchisee covenants, warrants, represents, and agrees that:

6.2.1           Franchisee will use only the Proprietary Marks HOA designates, and will use them only in the manner HOA authorizes and permits. Franchisee acknowledges and agrees that any unauthorized use of the Proprietary Marks will constitute an infringement of HOA’s rights.

6.2.2           Franchisee will use the Proprietary Marks only for the operation of Franchisee’s Restaurant, and only at Franchisee’s Restaurant or in advertising for Franchisee’s Restaurant.

6.2.3           Franchisee will operate and advertise Franchisee’s Restaurant only under the name “Hooters” without prefix or suffix, except as otherwise authorized or required by us.

6.2.4           Franchisee will identify itself as the owner of Franchisee’s Restaurant in connection with any use of the Proprietary Marks, including without limitation on invoices, order forms, receipts, menus, employee forms, and contracts, and at such conspicuous locations on the premises of Franchisee’s Restaurant as HOA may require. The form and content of such identification will comply with HOA’s standards and specifications.

6.2.5           Franchisee will not use any Proprietary Mark: (i) to incur any obligation or indebtedness on behalf of HOA; (ii) as a part of Franchisee’s corporate or other legal name; (iii) in any part of a web site domain name without HOA’s prior written consent, which consent HOA will not unreasonably withhold; or (iv) on a web site, including without limitation a social media site, without HOA’s prior written consent.

6.2.6           Franchisee will file for and maintain, at its sole cost and expense, all trade name or business name registrations required by HOA or by Law.

6.2.7           Franchisee will promptly execute any powers of attorney or other documents HOA deems necessary to obtain or enhance protection for the Proprietary Marks, to maintain the continued validity and enforceability of the Proprietary Marks, to further HOA’s exercise of its rights under this Agreement, or otherwise. Without limiting the generality of the foregoing, Franchisee must execute (and file, if applicable) any documents that HOA or its counsel deem necessary to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability, including license agreements (which shall be subject to the terms of this Agreement). Upon termination or expiration of this Agreement, Franchisee agrees to do everything necessary to ensure that Franchisee ceases to be a licensee of the Marks, and Franchisee hereby appoints HOA as Franchisee’s attorney to execute any documents and to do such things as may be necessary for this purpose. Franchisee agrees to pay for all costs of preparation, recordation and cancellation of the license agreement.

6.2.8           In the event that any person or entity commences or threatens litigation against Franchisee related to the Proprietary Marks or the Hooters System, Franchisee will promptly notify HOA and will cooperate fully in defending or settling such litigation, as determined exclusively by HOA.

6.3         Franchisee expressly acknowledges and agrees that:

6.3.1           As between HOA and Franchisee, HOA has the sole and exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

18

6.3.2      The Proprietary Marks are valid, distinctive, and serve to identify HOA as the source of the goods and services offered pursuant to those marks and by those who are authorized to operate under the Hooters System.

6.3.3      Franchisee will not directly or indirectly contest the validity, distinctiveness, or ownership of the Proprietary Marks, or HOA’s right to license the Proprietary Marks, either during the Term or thereafter.

6.3.4      Franchisee has no ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement.

6.3.5      In the event HOA substitutes different Proprietary Marks for the Proprietary Marks Franchisee is then using, Franchisee will promptly effect such substitution at Franchisee’s sole cost and expense.

6.3.6      Any and all goodwill related to Franchisee’s use of the Hooters System or the Proprietary Marks will inure solely and exclusively to the benefit of HOA, and on termination or expiration of this Agreement and the license granted under this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Franchisee’s use of the Hooters System or the Proprietary Marks.

6.3.7      The license of the Proprietary Marks granted to Franchisee under this Agreement is nonexclusive, and HOA thus has and retains the rights, among others:

(a)          To use the Proprietary Marks itself in connection with selling products and services;

(b)          To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing franchisees and otherwise; and

(c)          To develop and establish other systems using marks the same or similar to the Proprietary Marks, or any other marks, and to grant licenses or franchises thereto at any locations whatsoever, without providing any rights or compensation to Franchisee.

6.4         HOA represents and warrants that Exhibit B is a true and correct description of HOA’s trademark applications and registrations for the Proprietary Marks in Brazil (the “Country”). During the term of this Agreement, HOA shall use commercially reasonable efforts to obtain and maintain the registration for such Proprietary Marks in the Country. Franchisee acknowledges and agrees that: (a) HOA makes no representation or covenant that any Proprietary Marks for which applications are currently pending, or for which applications may be filed in the future, will be registered in the Country; and (b) HOA will have no liability to Franchisee if HOA does not obtain registration for one or more of the Proprietary Marks in the Country.

6.5         Franchisee acknowledges and agrees that HOA has no obligation to, and has not and will not investigate or research whether the Proprietary Marks or other intellectual property infringes the intellectual property rights of any third party in the Country. Except as expressly provided in this Agreement, HOA shall have no responsibility for any such infringements. Nothing in this Agreement shall be construed as a warranty by HOA regarding clear title to or ownership of the Proprietary Marks or any other intellectual property, which such warranty is hereby expressly disclaimed.

19

7.           HOOTERS OF AMERICA MANUALS

7.1         In order to protect the reputation and goodwill of HOA and the Proprietary Marks, to maintain the high standards of operation under the Hooters System, and to protect the investments of HOA and HOA’s other franchisees, Franchisee shall conduct Franchisee’s Restaurant in compliance with this Agreement, the Manuals, and such other written directives as HOA may issue from time to time whether or not such directives are made part of the Manuals, and any other manuals, videos, or materials HOA may create or approve for use in the operation of the Hooters System or Franchisee’s Restaurant.

7.2         The Manuals, written directives, other manuals and materials, and any other confidential communications HOA provides or approves, shall at all times remain the sole property of HOA and shall at all times be kept and maintained in a secure place on Franchisee’s Restaurant premises.

7.3         HOA may add to, delete from, or modify the contents of the Manuals and any other written directives, manuals, and materials created or approved for use in the operation of the Hooters System, or Franchisee’s Restaurant. Franchisee expressly agrees that such contents shall be deemed effective on receipt by Franchisee or at such other time as HOA may otherwise specify.

7.4         Franchisee shall at all times ensure that its copy of the Manuals is kept current and up-to- date. In the event of any dispute as to the contents of the Manuals, the master copy of the Manuals that HOA maintains shall be controlling.

7.5         The Manuals, their contents and all intellectual property rights therein shall be HOA’s sole property, notwithstanding that Franchisee may have materially assisted HOA in adapting the Manuals or translating the Manuals into another language. Franchisee shall sign whatever assignment or other documents HOA requests to evidence HOA’s ownership or to provide such other assistance to secure HOA’s intellectual property rights in such ideas, concepts, methods and techniques.

7.6         From time to time, Franchisee may submit to HOA for its review and approval any proposed modifications to the Manuals and the Hooters System that, in Franchisee’s reasonable judgment, are necessary to comply with applicable Laws or for the commercial success of the Hooters Restaurants in the Country, including any modifications to, additions to or deletions from the menu items. HOA will consider in good faith such proposed modifications, but retains the sole and complete discretion to approve or reject such proposed modifications.

7.7         HOA may provide the Manual and all other materials only in English. If Franchisee considers it necessary or desirable to translate the Manuals and/or all other bulletins, brochures, labels, advertising materials or audio or visual materials into local language, Franchisee, at Franchisee’s expense, shall be responsible for complete and accurate translations. HOA has the right to review, re-translate or comment upon any translation prepared by Franchisee. Franchisee must immediately at Franchisee’s expense make any modifications to any translation that HOA reasonably requests. Franchisee must not use any translations disapproved by HOA.

7.8         HOA reserves the right to provide the Manuals in hard copy, electronic or such other form as it may select, including through an intranet portal. Franchisee shall at its expense ensure that it has the necessary equipment to receive and use the Manuals in its various forms.

20

8.           CONFIDENTIAL INFORMATION

8.1         “Confidential Information” means any information that HOA discloses to Franchisee that HOA designates as confidential or that, by its nature, would reasonably be expected to be held in confidence or kept secret, whether such disclosure occurred prior to or after the Effective Date of this Agreement. Without limiting the definition of “Confidential Information,” all the following shall be conclusively presumed to be Confidential Information whether or not HOA designates them as such: (i) all information that HOA has marked or designated as confidential; (ii) HOA’s Marketing Manual, Promotions Management Manual, Concept Overview Manual, and all other Hooters System Manuals, including without limitation those on the subjects of Franchise Operations, Employee Relations, Finance and Administration, Field Operations, Purchasing, and Marketing, together with all similar directives and documentation; (iii) HOA’s training programs and the material contained in them; (iv) HOA’s rules, guidelines, standards, specifications, plans, programs, procedures, and agreements, related to the development, opening, and operation of restaurants; (v) HOA’s cost information; and (vi) all other information that HOA provides to Franchisee in confidence, except where such information is a Trade Secret.

8.2         “Trade Secrets” means information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may obtain economic value from its disclosure or use, whether Franchisee obtained such information prior to or after the Effective Date of this Agreement. Without limiting the definition of “Trade Secret,” all the following shall be conclusively presumed to be Trade Secrets whether or not HOA or any judicial or other administrative body has designated them as such: (i) the Hooters System’s guest lists, and the contact information of such guests, including without limitation guest lists and contact information compiled by Franchisee; (ii) HOA’s food and beverage recipes, lists of ingredients, preparation instructions, and serving instructions; (iii) HOA’s advertising, marketing, and public relations strategies; (iv) HOA’s marketing analyses; (v) products and services that HOA proposes to introduce, but that it has not yet introduced; and (vi) HOA’s expansion plans.

8.3         Confidentiality. Franchisee shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, entity, association, or corporation any Confidential Information, Trade Secret, knowledge, or know-how concerning the methods of operation of the business franchised hereunder which may be communicated to Franchisee or of which Franchisee may be apprised by virtue of Franchisee’s operation under the terms of this Agreement. Franchisee shall divulge such confidential information only to such of its employees as must have access to it in order to operate Franchisee’s Restaurant. Any and all information, knowledge, know-how, and techniques which HOA designates as confidential shall be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to its attention before disclosure thereof by HOA; or which, at or after the time of disclosure by HOA to Franchisee, had become or later becomes a part of the public domain, through publication or communication by others. Any employee who may have access to any confidential information regarding Franchisee’s Restaurant shall execute a covenant that s/he will maintain the confidentiality of information they receive in connection with their association with Franchisee. Such covenants shall be on a form provided by HOA, (an “Individual Non-Disclosure and Non-Competition Agreement”), which form shall, among other things, designate HOA as a third party beneficiary of such covenants with the independent right to enforce them.

8.4         Consequences of Breach. Franchisee acknowledges that any failure to comply with the requirements of this Section 8 will cause HOA irreparable injury, and Franchisee agrees to pay all court costs and reasonable attorney’s fees incurred by HOA in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 8.

21

8.5         Franchisee-Developed Concepts. Franchisee agrees to disclose to HOA all ideas, concepts, methods, techniques and products conceived or developed by Franchisee, its affiliates, owners or employees during the term of this Agreement relating to the development and/or operation of Franchisee’s Restaurant. Franchisee hereby grants to HOA and agrees to procure from its affiliates, owners or employees a perpetual, non-exclusive, and worldwide right to use any such ideas, concepts, methods, techniques and products in all food and beverage service businesses operated by HOA or its affiliates, franchisees and designees. HOA shall have no obligation to make any payments to Franchisee with respect to any such ideas, concepts, methods, techniques or products. Franchisee agrees that Franchisee will not use or allow any other person or entity to use any such concept, method, technique or product without obtaining HOA’s prior written approval.

9.           TECHNOLOGY

9.1         Computer Systems and Software. With respect to computer systems and required software:

9.1.1           HOA shall have the right to specify or require that certain brands, types, makes, and/or models of communications, computer systems, and hardware to be used by, between, or among Restaurants, including without limitation: (a) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at Restaurants, between or among Restaurants, and between and among Franchisee’s Restaurants and HOA, HOA’s designee and/or Franchisee; (b) cash register systems; (c) physical, electronic, and other security systems; (d) printers, “media wall” systems, and other peripheral devices; (e) archival back-up systems; and (f) internet access mode (e.g., form of telecommunications connection) and speed (collectively, the “Computer System”).

9.1.2           HOA shall have the right, but not the obligation, to develop or have developed for it, or to designate: (a) computer software programs and accounting system software that Franchisee must use in connection with the Computer System (“Required Software”), which Franchisee shall install; (b) updates, supplements, modifications, or enhancements to the Required Software, which Franchisee shall install; (c) the tangible media upon which such Franchisee shall record or receive data; and (d) the database file structure of Franchisee’s Computer System.

9.1.3           Franchisee shall install and use the Computer System and Required Software in the manner required by HOA.

9.1.4           Franchisee shall record all sales on the computer-based point of sale system specified by HOA in the Manuals or otherwise in writing, which shall be deemed part of the Franchisee’s Computer System.

9.1.5           Franchisee shall implement and periodically make upgrades and other changes to the Computer System and Required Software as HOA may reasonably request in writing (collectively, “Computer Upgrades”).

9.1.6           Franchisee shall comply with all specifications issued by HOA with respect to the Computer System and the Required Software, and with respect to Computer Upgrades, at Franchisee’s expense. Franchisee shall also afford HOA unimpeded access to Franchisee’s Computer System and Required Software as HOA may request, in the manner, form, and at the times requested by HOA.

22

9.2       Data. All data provided by Franchisee, uploaded to HOA’s system from the Franchisee’s system, and/or downloaded from the Franchisee’s system to HOA’s system is and will be owned exclusively by HOA, and HOA will have the right to use such data in any manner that HOA deems appropriate without compensation to Franchisee. In addition, all other data created or collected by Franchisee in connection with the Computer System, or in connection with Franchisee’s operation of the business (including but not limited to consumer and transaction data), is and will be owned exclusively by HOA during the term of, and following termination or expiration of, this Agreement. Copies and/or originals of such data must be provided to HOA upon HOA’s request. HOA hereby licenses use of such data back to Franchisee, at no additional cost, solely for the term of this Agreement and solely for Franchisee’s use in connection with the business franchised under this Agreement.

9.3       Data Requirements and Usage. HOA may, from time-to-time, specify in the Manuals or otherwise in writing the information that Franchisee shall collect and maintain on the Computer System installed at Franchisee’s Restaurant, and Franchisee shall provide to HOA such reports as HOA may reasonably request from the data so collected and maintained. Franchisee shall download daily, or in such other intervals as HOA may require, all information and materials HOA may require in connection with the operation of Franchisee’s Restaurant, and shall display such information and materials in the manner HOA may prescribe, including, without limitation, to employees of Franchisee’s Restaurant, or on media displayed at Franchisee’s Restaurant. During and subsequent to the term of this Agreement, HOA shall have the right to use all data pertaining to, derived from, or displayed at Franchisee’s Restaurant (including, without limitation, data pertaining to or otherwise related to Franchisee’s Restaurant customers).

9.3.1           Franchisee shall abide by all of the Country’s Laws pertaining to the privacy of consumer, employee, and transactional information (“Privacy Laws”). Without limiting the generality of the foregoing, Franchisee shall adopt and maintain strict procedures to safeguard the security and confidentiality of such information, and shall ensure that all necessary or required consents or authorizations are obtained regarding the use and disclosure of their information as may be necessary, in light of applicable Privacy Laws;

9.3.2           Franchisee shall comply with HOA’s standards and policies pertaining to Privacy Laws. If there is a conflict between HOA’s standards and policies pertaining to Privacy Laws and actual applicable Laws, Franchisee shall: (a) comply with the requirements of applicable Law; (b) immediately give HOA written notice of said conflict; and (c) promptly and fully cooperate with HOA and HOA’s counsel in determining the most effective way, if any, to meet HOA’s standards and policies pertaining to Privacy Laws within the bounds of applicable Law.

9.3.3           Franchisee shall not publish, disseminate, implement, revise, or rescind a data privacy policy without HOA’s prior written consent as to such policy.

9.4         Electronic Identifiers; E-Mail. Franchisee shall not use the Proprietary Marks or any abbreviation or other name associated with HOA and/or the System as part of any e-mail address, domain name, and/or other identification of Franchisee in any electronic medium. Franchisee agrees not to transmit or cause any other party to transmit advertisements or solicitations by e-mail or other electronic media without first obtaining HOA’s written consent as to: (a) the content of such e-mail advertisements or solicitations; and (b) Franchisee’s plan for transmitting such advertisements. In addition to any other provision of this Agreement, Franchisee shall be solely responsible for compliance with any Law pertaining to sending e-mails.

9.5         Internet Web Sites and Listings.

9.5.1        Franchisee may, at its expense, create its own web site and social media sites for Franchisee’s Restaurant. To do so, Franchisee must submit all web site and social media site plans and information to HOA for HOA’s prior written consent.

23

9.5.2      Franchisee’s web site, and the content of all Franchisee’s social media sites, must conform to HOA’s then-current standards. Franchisee must keep HOA advised at all times of all of Franchisee’s web site and social media site addresses and domain names. Upon notice to Franchisee, and notwithstanding the provisions of Section 9.5.1 above, HOA shall have the right to acquire control over Franchisee’s web site, social media addresses and domain names, and Franchisee agrees to execute such documents and take such actions as may be necessary to cooperate fully with HOA in connection with HOA’s doing so.

9.5.3      Franchisee has, or may acquire during the term of this Agreement, certain right, title, and interest in and to certain domain names, hypertext markup language (“html”), uniform resource locator (“url”) addresses, and access to corresponding Internet web sites, and the right to hyperlink to certain web sites and listings on various Internet search engines and other social networking media, business networking media, and marketing media sites, applications, and platforms, all as modified and expanded from time to time as technology progresses and otherwise (collectively, the “Internet Web Sites and Listings”) related to the Franchise or the Proprietary Marks.

9.5.4      Franchisee must comply with all Laws in relation to its Internet Web Sites and Listings, and must obtain HOA’s prior written consent for any online ordering that may occur through Franchisee’s web site.

9.5.5      Transfer. On Termination of the Franchise Agreement:

(a)          Franchise shall immediately and without request therefor provide HOA with a full and complete written list and description of any and all Internet Web Sites and Listings; and

(b)          If HOA directs Franchisee to do so, Franchisee shall immediately direct all Internet Service Providers, domain name registries, Internet search engines, and other listing agencies (collectively, the “Internet Companies”) with which Franchisee has Internet Web Sites and Listings: (i) to transfer all Franchisee’s interest in such Internet Web Sites and Listings to HOA; and (ii) to execute such documents and take such actions as may be necessary to effectuate such transfer. In the event HOA does not desire to accept any or all of such Internet Web Sites and Listings, Franchisee shall immediately direct the Internet Companies to terminate such Internet Web Sites and Listings or shall take such other actions with respect to the Internet Web Sites and Listings as HOA may direct.

9.5.6       Appointment; Power of Attorney. Franchisee hereby constitutes and appoints HOA and any officer or agent of HOA, for HOA’s benefit under this Agreement and this Agreement or otherwise, with full power of substitution, as Franchisee’s true and lawful attorney- in-fact with full power and authority in Franchisee’s place and stead, and in Franchisee’s name, on termination of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents that may be necessary or desirable to accomplish the purposes of this Internet Listing Agreement. Franchisee further agrees that this appointment constitutes a power coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Franchisee hereby grants to HOA the power and right to do the following:

(a)          Direct the Internet Companies to transfer all or any part of Franchisee’s interest in and to the Internet Web Sites and Listings to HOA or any third party HOA designates;

24

(b)         Direct the Internet Companies to terminate all or any part of the Internet Web Sites and Listings; and

(c)          Execute the Internet Companies’ standard assignment forms or other documents in order to effect such transfer or termination of Franchisee’s interest in the Internet Web Sites and Listings.

To the extent required by applicable Laws or deemed convenient by Franchisor, Franchisee further undertakes to execute any documents and take any actions as may be necessary to confirm the powers and rights granted hereunder.

9.5.7           Certification of Termination. Franchisee hereby directs the Internet Companies that they shall accept, as conclusive proof of termination of this Agreement, HOA’s written statement, signed by an officer or agent of HOA, that this Agreement has terminated.

9.5.8           Cessation of Obligations. After the Internet Companies have duly transferred all Franchisee’s interest in such Internet Web Sites and Listings to HOA, or after the Internet Companies have duly terminated Franchisee’s interest in such Internet Web Sites and Listings, as between Franchisee and HOA, Franchisee will have no further interest in, or obligations under, such Internet Web Sites and Listings. Notwithstanding the foregoing, Franchisee shall remain liable to each and all of the Internet Companies for the sums Franchisee is obligated to pay such Internet Companies for obligations Franchisee incurred before the date HOA duly accepted the transfer of such interest in the Internet Web Sites and Listings, or for any other obligations not subject to the Franchise Agreement.

9.6         Changes. Franchisee and HOA acknowledge and agree that changes to technology are dynamic and not predictable within the term of this Agreement. In order to provide for inevitable but unpredictable changes to technological needs and opportunities, Franchisee agrees that HOA shall have the right to establish, in writing, reasonable new standards for the implementation of technology in the Hooters System; and Franchisee agrees that it shall abide by those reasonable new standards established by HOA as if this Section 9 were periodically revised by HOA for that purpose.

10.         ACCOUNTING AND RECORDS

10.1       Franchisee shall maintain, and shall preserve for at least five (5) years after the dates of their preparation, full, complete, and accurate books, records, and accounts, prepared in accordance with generally-accepted accounting principles consistently applied, in the form and manner HOA prescribes.

10.2       Franchisee shall submit to HOA:

10.2.1        After the opening of Franchisee’s Restaurant: (i) a royalty report, on a monthly basis, in the form HOA prescribes, that accurately states all Gross Sales during each preceding month and that provides such other data or information as HOA may require, so that HOA actually receives such report by the end of ten (10) days after the end of each such month; (ii) profit and loss statements and balance sheets prepared in a form that we shall designate and in accordance with generally-accepted accounting principles consistently applied for each accounting period, so that HOA actually receives such information by the end of fifteen (15) days after the end of each period covered by the report; and (iii) copies of all tax returns that Franchisee is required by Law to file related to Franchisee’s Restaurant, so that HOA actually receives such returns by the end of ten (10) days after the end of the applicable tax reporting period.

25

10.2.2        Reports of daily receipts, vendor purchases, payroll payments, and such other forms, reports, records, and information as HOA may request from time to time, and reports of all rebates, discounts, allowances, marketing assistance, or other benefits received from vendors, on forms HOA provides to Franchisee or in the form HOA specifies.

10.2.3        Such records, reports, documents, data, certificates, and other information related to this Agreement, Franchisee’s obligations or Franchisee’s Restaurant, as HOA may require, so that HOA actually receives such items by the end of ten (10) days after HOA requests that Franchisee submit such items to HOA.

10.3       Franchisee shall, at its expense, provide to HOA a profit and loss statement and balance sheet, accompanied by a review report certified by Franchisee’s chief executive officer or chief financial officer, within ninety (90) days after the end of each of Franchisee’s fiscal years, showing the results of operations of Franchisee’s Restaurant during such fiscal year. HOA reserves the right to require Franchisee to have such review report prepared by an independent certified public accountant satisfactory to HOA.

10.4       HOA and its designated agents shall have the right, at all reasonable times, to examine and copy, at HOA’s expense, the books, records, tax returns, and tax filings of Franchisee and Franchisee’s Restaurant. HOA shall also have the right, at any time, to have an independent audit made of the books of Franchisee’s Restaurant. If an inspection should reveal that any payments to HOA have been understated in any report to HOA, Franchisee shall immediately pay to HOA the amount understated on HOA’s demand, plus interest on such amount from the date such amount came due until paid, at the Default Rate, calculated on a daily basis. If an inspection discloses an understatement in any payment to HOA of two percent (2%) or more, Franchisee shall, in addition, reimburse HOA for any and all costs and expenses related to the inspection (including without limitation travel, food, lodging, and wage expenses of HOA’s personnel, and reasonable accounting and legal fees and costs); and, at HOA’s discretion, shall submit audited financial statements prepared, at Franchisee’s expense, by an independent certified public accountant satisfactory to HOA. If an inspection discloses an understatement in any payment to HOA of four percent (4%) or more, such act or omission shall constitute grounds for termination of this Agreement pursuant to Section 14.3.8 of this Agreement. The foregoing remedies shall be in addition to any other remedies HOA may have pursuant to this Agreement or at law, in equity, or otherwise.

10.5       Franchisee shall comply with the daily accounting and reporting procedures HOA prescribes, as modified from time to time, and shall purchase the accounting and reporting equipment, including without limitation point of sale equipment, that HOA requires.

11.         ADVERTISING

11.1       Franchisee will comply with its local advertising obligations set forth in Section 4.4 of this Agreement. Franchisee may conduct such additional local advertising and promotion of Franchisee’s Restaurant as Franchisee deems appropriate. All advertising and promotion Franchisee conducts shall conform to such standards and requirements as HOA may specify. Franchisee shall submit to HOA for HOA’s prior written approval, to the extent the Law requires, samples of all advertising and promotional plans and materials that Franchisee desires to use and that HOA has not prepared or previously approved. Franchisee shall display the Proprietary Marks in the manner HOA prescribes on all signs and other advertising and promotional materials used in connection with Franchisee’s Restaurant.

11.2       HOA may provide to Franchisee, itself or through the Global Advertising Fund, at Franchisee’s expense, such advertising and promotional plans and materials as HOA deems advisable for local advertising. HOA may develop advertising programs for the promotion of the Proprietary Marks or merchandise offered at Hooters restaurants, and Franchisee must comply with the requirements of such programs.

26

11.3       Global Advertising Fund. HOA reserves the right to establish a global advertising fund (the “Global Advertising Fund”), for which Franchisee will be required to pay the Global Advertising Fee. If and when established, the Global Advertising Fund shall be maintained and administered by HOA or its designee, on such terms and conditions as HOA deems appropriate, including control over content and media; deposits and expenditures of the Global Advertising Fund; and allocation of HOA’s direct costs and overhead relating to the Ad Fund. For purpose of clarification, the Global Advertising Fund is not intended to be, and should not be treated as, a trust or similar arrangement.

11.4       HOA may require Franchisee to participate in cooperative advertising programs with certain suppliers or approved sources of goods. Franchisee agrees that HOA reserves the right, to the fullest extent allowed by Law, to establish maximum, minimum or other pricing requirements with respect to the prices Franchisee may charge for the Products offered and sold at Franchisee’s Restaurant.

11.5       Franchisee acknowledges that periodic rebates, give-aways and other promotions and programs are an integral part of the Hooters System. Accordingly, Franchisee, at its sole cost and expense, from time to time shall issue and offer such rebates, give-aways, discounts, incentives and promotions in accordance with any reasonable marketing programs established by HOA, and further shall honor rebates, give-aways and other promotions issued by other franchisees as long as all of the above do not contravene the Laws of appropriate governmental authorities.

12.         INSURANCE

12.1       Franchisee shall obtain, prior to the commencement of any operations under this Agreement, and shall maintain in full force and effect at all times, at Franchisee’s expense, an insurance policy or policies insuring Franchisee, together with HOA, HOA’s affiliates, and Franchisee’s and HOA’s respective directors, officers, shareholders, general partners, limited partners, members, employees, and agents, as additional insureds, against any demand or claim related to personal injury, death, or property damage, or any other loss, expense, liability, damage, or damages whatsoever, arising out of or related to Franchisee’s Restaurant.

12.2       Such policy or policies shall, to the fullest extent allowed by Law, be in accordance with standards and specifications set forth in the Manuals or otherwise in writing from time to time, and shall include, at a minimum: (a) comprehensive, general and product liability insurance; (b) general casualty insurance, including fire and extended coverage, vandalism and malicious mischief insurance, for the replacement value of the Restaurant and its contents; and (c) such other insurance policies, such as business interruption and unemployment insurance, as HOA may determine from time to time. All insurance policies must: (i) be issued by carriers approved by HOA; (ii) contain such types and minimum amounts of coverage, exclusions and maximum deductibles as HOA prescribes from time to time; (iii) name HOA and its Affiliates as additional insured (or otherwise provide coverage that is equivalent to additional insured coverage); (iv) provide for thirty (30) days’ prior written notice to HOA of any material modification, cancellation or expiration of such policy that may affect HOA; and (v) include such other provisions as HOA may reasonably require from time to time. Franchisee shall notify HOA immediately of cancellation of insurance or any modification of insurance that is inconsistent with the foregoing requirements.

12.3       Franchisee’s obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance that HOA may maintain, nor shall Franchisee’s performance of such obligations relieve Franchisee of liability under the indemnity provisions set forth in Section 19 of this Agreement.

27

12.4       Prior to the opening of Franchisee’s Restaurant, and thereafter at least thirty (30) days prior to the expiration of any such policy, Franchisee shall deliver to HOA certificates of insurance evidencing the proper coverage with limits not less than those required under this Agreement. All certificates shall expressly provide that the insurer will give HOA not less than thirty (30) days’ prior written notice in the event of material alteration to, termination of, non-renewal of, or cancellation of, the coverages evidenced by such certificates.

12.5       In the event of fire or other insured casualty that results in the damage or destruction of Franchisee’s Restaurant, Franchisee shall pay to HOA, from the proceeds received by Franchisee of any business interruption or other insurance applicable to loss of revenues or proceeds, an amount equal to five percent (5%) of such insurance proceeds (the “Casualty Proceeds”). HOA’s portion of the Casualty Proceeds shall be paid to HOA within ten (10) days after receipt. At the same time, Franchisee shall notify HOA whether it will reconstruct Franchisee’s Restaurant in a prompt and timely manner. In the event Franchisee notifies HOA that it will not do so, HOA shall terminate this Agreement pursuant to Section 14.2.3 and Franchisee shall thereafter comply with all of the obligations upon termination set forth in Section 15 of this Agreement that HOA may reasonably require under the circumstances.

13.         TRANSFER OF INTEREST

13.1       Transfer by HOA. HOA shall have the absolute right to transfer, assign, and delegate all or any part of its rights and obligations under this Agreement to any person or entity HOA deems appropriate. Such transfer, assignment, or delegation shall effect a complete novation as to the right or obligation transferred, assigned, or delegated. After such transfer, assignment, or delegation, Franchisee shall look solely to the transferee, assignee, or delegatee, and not to HOA, for the satisfaction of any obligation transferred, assigned, or delegated. HOA may also, without Franchisee’s consent, transfer, assign, or otherwise alter any or all of the ownership in HOA.

13.2       Transfer by Franchisee or Owners.

13.2.1        An “Owner” is a natural person who “owns” equity in the Franchisee, where such ownership is direct, indirect, or beneficial. A “Principal Owner” of Franchisee shall mean each: (i) an Owner with ten percent (10%) or more equity in Franchisee; and (ii) an Owner with ten percent (10%) or more equity in any business entity that holds a ten percent (10%) or more equity in Franchisee. If there are no such natural persons (e.g., in the case of a publicly-held franchisee), “Principal Owners” shall mean the eight (8) natural persons who own or hold the greatest shares of equity of Franchisee. Franchisee’s Principal Owners and other Owners as of the Effective Date, and the percentage and type of equity of Franchisee each such Owner owns or holds, and the manner of such holding, are set forth on Exhibit C to this Agreement.

13.2.2        Franchisee acknowledges and agrees that: (i) this Agreement is a contract for the personal services of Franchisee and its Principal Owners; and (ii) HOA has granted this Agreement in reliance on information Franchisee and its Principal Owners provided related to Franchisee’s and such Principal Owners’ business skills, business acumen, personal character, education, credit rating, and financial resources (collectively, the “Principal Owner Qualifications”). Franchisee hereby directs any party construing this Agreement, including without limitation any court, mediator, master, or other party acting as a trier of fact or law, to conclusively presume that this Agreement is a contract for the personal services of Franchisee and its Principal Owners.

28

13.2.3    Unless HOA otherwise consents in writing, Principal Owners shall own and hold a majority of the equity in Franchisee. The remaining equity in Franchisee may be owned or held by Owners, persons not to exceed ten (10) in number, directly, indirectly, or beneficially, with HOA’s prior written consent, which consent HOA may grant or withhold in HOA’s sole discretion.

13.2.4    HOA’s prior written consent is a necessary condition precedent to the sale, assignment, delegation, transfer, conveyance, gift, pledge, mortgage, encumbrance, or hypothecation (collectively, the “Transfer”) of any direct, indirect, or beneficial interest of an Owner in Franchisee, of Franchisee’s Restaurant (or all or substantially all of its assets) Franchised Business, of this Agreement, in any interest or rights granted under this Agreement.

13.2.5    Except as specifically provided in this Agreement, HOA has the absolute and unfettered right to withhold its consent to a Transfer of any interest described in Section 13.2.4 of this Agreement (collectively, any “Interest”). Any permitted transferee of a Principal Owner must satisfy the Principal Owner Qualifications. In addition, HOA may, in its sole discretion, require any or all of the following as conditions precedent to HOA’s consent to a Transfer:

(a)          Franchisee and its affiliates must satisfy all monetary obligations and other outstanding obligations owed to HOA, HOA’s affiliates, and Franchisee’s other creditors.

(b)          Franchisee and its affiliates must have substantially complied with this Agreement, any amendment to this Agreement, and all other agreements between Franchisee or such affiliates on the one hand, and HOA or HOA’s affiliates on the other hand; and, at the time of Transfer, must not be in default of any such agreements.

(c)          Franchisee, Owners, transferor, and transferee must duly execute and deliver to HOA the then-current form of transfer and assumption agreement, which transfer and assumption agreement: (i) will require the transferee to assume and agree to discharge all of the obligations of the transferor; (ii) will provide that the transferor shall remain liable for all of the obligations to HOA and HOA’s affiliates in connection with Franchisee’s Restaurant arising prior to the effective date of the Transfer; and (iii) will contain a Release in substantially the form attached as Exhibit D to this Agreement.

13.2.6      In addition, if a Transfer is of a controlling interest in Franchisee, Franchisee’s Restaurant (or all or substantially all of its assets), this Agreement, in any interest or rights granted under this Agreement (a “Controlling Interest Transfer”), HOA may, in its sole discretion, require any or all of the following as conditions precedent to HOA’s consent to such transfer:

(a)          Transferee must enter into HOA’s then-current form of franchise agreement (the “Replacement Franchise Agreement”). The provisions of the Replacement Franchise Agreement may differ materially from the provisions of this Agreement. HOA will not require the transferee to pay the Initial Franchise Fee set forth in 4.2 of this Agreement. The initial term of the Replacement Franchise Agreement shall be the balance remaining of the Initial Term of this Agreement.

(b)          Transferor or transferee must pay HOA a Transfer fee in an amount equal to twenty percent (20%) of HOA’s then-current Initial Franchise Fee (the “Transfer Fee”).

29

(c)          The transferee, at its expense, must Renovate Franchisee’s Restaurant, and must complete such obligation to Renovate by the end of the reasonable time HOA may specify.

(d)          The transferee and, if applicable, the transferee’s designated general manager, must complete any training programs then in effect for new franchisees prior to the effective date of such Transfer, on such terms and conditions as HOA may reasonably require.

(e)          The transferee must agree to a sublease, or to a transfer and assumption, of the lease of the Accepted Location from the original franchisee, and must obtain the landlord’s approval prior to any transfer or sublease, if applicable.

(f)           If Franchisee (or any of its affiliates) owns and operates one or more Hooters Restaurants in addition to the Franchisee’s Restaurant operated hereunder, all such Hooters Restaurants, at HOA’s option, must be transferred to the same transferee as part of a single transaction.

13.2.7     Any purported Transfer that does not comply with this Section 13.2 shall be voidable by HOA, and shall be a default of this Agreement that shall permit HOA to terminate this Agreement pursuant to Section 14.2.5 of this Agreement.

13.3       Right of First Refusal.

13.3.1           Franchisee and any Owner who desires to accept any bona fide offer from a third party to purchase any Interest shall notify HOA in writing of each such offer, and shall provide such information and documentation related to the offer as HOA may require, including without limitation a true copy of any such offer. HOA shall have the right and option, exercisable within thirty (30) business days after HOA receives such written notification, to send written notice to the seller that HOA may desire to purchase the Interest on substantially the same terms and conditions as offered by the third party. To enable HOA to determine whether it will exercise its option, Franchisee or Owner, as appropriate, and the third party shall provide such information and documentation, including without limitation financial statements, as HOA may require. In the event that HOA elects to purchase such Interest, closing on such purchase must occur within ninety (90) days after the date of notice to the seller of HOA’s election to purchase such Interest. HOA’s election not to exercise the option afforded by this Section 13.3 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 13 related to a proposed Transfer of any Interest. Any subsequent change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by HOA as in the case of an initial offer.

13.3.2           In the event that the consideration, terms, or conditions offered by a third party are such that HOA may not reasonably be required to furnish the same consideration, terms, or conditions, then HOA may purchase such Interest for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the cash consideration, HOA will designate an independent appraiser experienced in appraising such Interest, and the determination of such appraiser shall be conclusive and binding on all parties.

30

13.4       Transfer On Death or Mental Incompetence. On the death or mental incompetence of any Principal Owner, the executor, administrator, or personal representative of such individual shall Transfer within one (1) year after such death or mental incompetence the Interest owned and controlled by the Principal Owner to a natural person or persons who satisfy the Principal Owner Qualifications, and whom HOA approves. Mental incompetence, for purposes of this Agreement, shall mean the appointment of a guardian for the Principal Owner by a court of competent jurisdiction. Such Transfers, including without limitation Transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos Transfer. However, in the case of Transfer by devise or inheritance, if the heirs or beneficiaries of any such Principal Owner are unable to satisfy the conditions in this Section 13 within such one (l) year period, HOA may terminate this Agreement or may exercise its option to purchase the Interest at fair market value, as determined by an independent appraiser HOA designates, which determination shall be conclusive and binding on all parties.

13.5       Interim Operation of Franchisee’s Restaurant. Pending assignment on the death of the Principal Owner, or in the event of any temporary or permanent mental incompetence or physical disability of the Principal Owner, a manager shall be employed for the operation of Franchisee’s Restaurant who has successfully completed an HOA-approved manager training program, to serve as General Manager and to operate Franchisee’s Restaurant for the account of Franchisee. If Franchisee’s Restaurant is not being managed by such General Manager, Franchisee hereby grants to HOA (or its designee) the right, but not the obligation, to immediately take such steps as are necessary to manage Franchisee’s Restaurant for the account of Franchisee in the event of the death of, or reasonable determination by an independent third party (such as a medical doctor) as to the physical incapacity or mental incompetency of the Franchisee or the Principal Owner who is managing Franchisee’s Restaurant on behalf of Franchisee, until such time as Franchisee appoints a new General Manager who has been trained pursuant to Section 5.7 of this Agreement. Franchisee agrees to hold HOA and its respective directors, officers, agents, employees, attorneys and shareholders harmless from all claims or damages arising out of or connected with HOA’s management of the Franchise. Franchisee shall pay HOA in addition to all other amounts due pursuant to the terms of this Agreement a fee of eight percent (8%) of the Gross Sales, plus costs during the period in which the Franchise is so managed by HOA.

13.6       Non-Waiver of Claims. Neither HOA’s consent to any proposed Transfer of any Interest nor HOA’s election not to exercise its option to purchase any Interest shall be deemed to constitute a waiver of any claims HOA may have against the transferor, nor shall it be deemed a waiver of HOA’s right to demand exact compliance with this Agreement or any future rights or options of HOA.

14.         DEFAULT AND TERMINATION

14.1       Bankruptcy. HOA shall have the right to immediately terminate this Agreement with notice to Franchisee, if Franchisee becomes insolvent or makes a general assignment for the benefit of creditors; or if a petition in bankruptcy is filed by Franchisee or such a petition is filed against and not opposed by Franchisee; or if Franchisee files for judicial or extrajudicial recuperation (“recuperação judicial ou extrajudicial”); or if Franchisee is adjudicated a bankrupt or insolvent; or if a proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee’s business or assets is filed and consented to by Franchisee; or if a receiver or other custodian (permanent or temporary) of Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under any Law should be instituted by or against Franchisee; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless unappealed or a supersedeas bond is filed); or if Franchisee is dissolved; or if execution is levied against Franchisee’s business or property; or if suit to foreclose any lien or mortgage against Franchisee’s Restaurant premises or equipment is instituted against Franchisee and not dismissed within thirty (30) days.

14.2       With Notice. Franchisee shall be in default of this Agreement, and HOA may, at its option, terminate this Agreement and all rights granted hereunder, without affording Franchisee any opportunity to cure the default, effective immediately upon the delivery of written notice to Franchisee by HOA (in the manner set forth in Section 21 below), upon the occurrence of any of the following events:

31

14.2.1   If Franchisee fails to acquire or lease a site for Franchisee’s Restaurant, or to submit to HOA at least one (1) location for site approval, within the time specified under Section

1.4 of this Agreement;

14.2.2   If Franchisee fails to open Franchisee’s Restaurant by the later of: (i) the Opening Date prescribed in Section 1.5.1 of this Agreement; or (ii) the last extension of time, if any, that HOA grants to Franchisee to open Franchisee’s Restaurant;

14.2.3   Except as otherwise provided in this Agreement, if Franchisee at any time ceases to operate or otherwise abandons Franchisee’s Restaurant for five (5) consecutive days, or otherwise forfeits the right to do or transact business in the jurisdiction where Franchisee’s Restaurant is located;

14.2.4   If Franchisee, or any Principal Owner is convicted of or elects not to contest a crime punishable by imprisonment of 1 year or more, fraud, sale of illegal drugs, crime involving moral turpitude, crime that is directly related to Franchisee’s Restaurant, or any other crime that HOA determines to have an adverse effect on Franchisee’s Restaurant, the Hooters System, the Proprietary Marks, the goodwill associated with the Proprietary Marks, or HOA’s interest in the Proprietary Marks;

14.2.5   If Franchisee, any Principal Owner or Owner purports to transfer any rights or obligations under this Agreement or any interest to any third party in a manner that is contrary to the terms of Section 13 above;

14.2.6   If Franchisee fails to: (i) comply with the in-term covenants set forth in this Agreement (including the covenants set forth in Sections 6, 8 and 16); or (ii) obtain execution of the Individual Non-Disclosure and Non-Competition Agreement in a form acceptable to HOA;

14.2.7   If Franchisee knowingly maintains false books or records, or submits any false reports (including, but not limited to, information provided as part of Franchisee’s application for this Franchise) to HOA;

14.2.8   If Franchisee commits two (2) or more defaults under this Agreement in any fifty-two (52) week period, whether or not each such default has been cured after notice;

14.2.9   If Franchisee engages in any conduct or practice that is fraudulent, unfair, unethical, or a deceptive practice;

14.2.10 If the Franchisee’s interest in the lease or sublease for the Accepted Location is terminated or expires; or

14.2.11  If Franchisee misuses or makes any unauthorized use of the Proprietary Marks or otherwise materially impairs the goodwill associated with the Proprietary Marks or HOA’s rights in the Proprietary Marks.

14.3       With Notice and Ten Day Opportunity to Cure. Upon the occurrence of any of the following events of default, HOA may, at its option, terminate this Agreement by giving written notice of termination (in the manner set forth under Section 21 below) stating the nature of the default to Franchisee at least ten (10) days prior to the effective date of termination; provided, however, that Franchisee may avoid termination by immediately initiating a remedy to cure such default, curing it to the satisfaction of HOA, and by promptly providing proof thereof to HOA within the ten (10) day period. If any such default is not cured within the specified time, or such longer period as Law may require, this Agreement shall terminate without further notice to Franchisee, effective immediately upon the expiration of the ten (10) day period or such longer period as Law may require.

32

14.3.1   If Franchisee fails, refuses, or neglects promptly to pay any monies owing to HOA or its affiliates when due;

14.3.2   If Franchisee fails, refuses, or neglects promptly to pay any monies owing to third parties, lessors, or lenders or creditors of the Accepted Location;

14.3.3   If a threat or danger to public health or safety results from the maintenance or operation of Franchisee’s Restaurant;

14.3.4   If Franchisee sells products not previously approved by HOA, or purchases any product from a supplier not previously approved by HOA;

14.3.5   If Franchisee fails to comply with Laws;

14.3.6   If Franchisee or Owner defaults under any other agreement with HOA;

14.3.7   If Franchisee refuses to permit HOA to inspect the Accepted Location, or the books, records, or accounts of Franchisee upon demand;

14.3.8   If an inspection of the Franchisee’s books and records discloses an understatement in any payment to HOA of four percent (4%) or more;

14.3.9   If Franchisee fails to operate Franchisee’s Restaurant during such days and hours specified in the Manuals;

14.3.10  If Franchisee is unable or unwilling to provide individuals who can complete the manager training program to HOA’s reasonable satisfaction, or if HOA reasonably determines that the individuals whom Franchisee has presented for manager training lack the skills to operate Franchisee’s Restaurant successfully, pursuant to Section 5.6 of this Agreement;

14.3.11 If Franchisee fails, refuses, or neglects promptly to submit certificates of insurance to HOA when due as required under Section 12; or

14.3.12  If Franchisee fails to maintain or observe any of the health and sanitation standards and procedures prescribed by HOA in this Agreement, the Manuals, by Laws, or otherwise in writing; or

14.3.13  If Franchisee fails to operate Franchisee’s Restaurant in compliance with the standards and specifications in HOA’s Manuals.

14.4         With Notice and Thirty Day Opportunity to Cure. Except as otherwise provided in Sections 14.1, 14.2 and 14.3 above, upon any other default by Franchisee or its obligations hereunder, HOA may terminate this Agreement by giving written notice of termination (in the manner set forth under Section 21 below) setting forth the nature of such default to Franchisee at least thirty (30) days before the effective date of termination; provided, however, that Franchisee may avoid termination by immediately initiating a remedy to cure such default, curing it to HOA’s satisfaction, and by promptly providing proof thereof to HOA, all within the thirty (30) day period. If any such default is not cured within the specified time, or such longer period as Law may require, this Agreement shall terminate without further notice to Franchisee effective immediately upon the expiration of the thirty (30) day period or such longer period as Law may require.

33

14.5         The foregoing rights to terminate are without prejudice to all other rights and remedies provided for hereunder or at law or equity. The parties acknowledge and agree that a judicial, arbitral or administrative order shall not be required to give effect to any termination of this Agreement.

14.6         Limitations on Actions. Any and all claims (except for monies due HOA) arising out of or related to: (i) the offer for sale, sale, negotiation, administration, or termination of the Franchise or this Agreement; (ii) the development, opening, operation, or closure of Franchisee’s Restaurant; or (iii) the relationship between the parties to this Agreement, shall be barred unless an action at law or in equity is properly filed in a court of competent jurisdiction within one (l) year after the date Franchisee on the one hand, or HOA on the other hand, knows or should have known of the facts giving rise to such claim, except to the extent any Law provides for a shorter period of time to bring a claim.

15.         OBLIGATIONS ON TERMINATION OR EXPIRATION

On termination or expiration of this Agreement for any reason, all rights granted to Franchisee under this Agreement shall immediately terminate, and:

15.1         Franchisee shall immediately cease to operate the business franchised under this Agreement, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee of HOA.

15.2         Franchisee shall immediately and permanently cease to use, in any manner whatsoever, any or all of: (i) HOA’s Confidential Information or Trade Secrets; and (ii) the Proprietary Marks. Without limiting the generality of the foregoing, Franchisee shall cease to use all signs, advertising materials, displays, stationery, forms, and any other articles that display the Proprietary Marks; provided, however, that this Section 15.2 shall not apply to the operation by Franchisee of any other franchise under the Hooters System that HOA may separately and independently have granted to Franchisee and that HOA has not terminated. Franchisee shall return to HOA the Manuals, all other materials containing Confidential Information or Trade Secrets, equipment and other property owned by HOA, and all copies thereof and all signage bearing any Proprietary Marks and other materials, though owned by Franchisee, which bear the Proprietary Marks and or utilize the trade dress, designs or colors of HOA. Franchisee shall retain no copy or record of any of the foregoing; provided Franchisee may retain its copy of this Agreement, any correspondence between the parties, and any other document which Franchisee needs for compliance with any applicable provision of Law.

15.3         Franchisee shall remove or change all signs, displays, furniture, fixtures, equipment, and other trade dress, and shall change all colors of buildings and other structures, to the extent required to distinguish Franchisee’s Restaurant from its former appearance and from any other Hooters restaurants, and shall comply with HOA’s restaurant de-identification requirements (collectively, to “De-Identify” Franchisee’s Restaurant), so that Franchisee’s Restaurant is fully De-Identified by the end of ten (10) days after the termination or expiration of this Agreement.

34

15.3.1           If Franchisee fails to fully De-Identify Franchisee’s Restaurant by the end of ten (10) days after the termination or expiration of this Agreement, HOA and its agents shall have the right to enter onto the premises of Franchisee’s Restaurant without prior notice to Franchisee, and without liability for trespass, and to De-Identify Franchisee’s Restaurant at Franchisee’s expense, which amounts Franchisee agrees to pay so that HOA actually receives such payment by the end of ten (10) days after demand therefor.

15.3.2           Franchisee will provide HOA with photographic or other evidence of the De- Identification satisfactory to HOA. If Franchisee fails to provide HOA with satisfactory photographic or other evidence of De-Identification so that HOA actually receives such evidence by the end of ten (10) days after the by the end of ten (10) days after the termination or expiration of this Agreement, HOA shall have the right to enter onto the premises of Franchisee’s Restaurant without prior notice to Franchisee, and without liability for trespass, to inspect Franchisee’s Restaurant at Franchisee’s expense, which amounts Franchisee agrees to pay so that HOA actually receives such payment by the end of ten (10) days after demand therefor.

15.3.3           Franchisee shall take such appropriate steps needed to transfer the telephone number for the business to HOA.

15.4        Franchisee shall: (i) comply with its obligations for Web Sites and Internet Listings as set forth in this Agreement at Section 9.5; and, (ii) take such action as may be necessary to cancel any assumed name or equivalent registrations of Franchisee that contain the mark “Hooters” or any other Proprietary Mark. Franchisee shall furnish HOA with confirmation that Franchisee has fulfilled such obligations by the end of thirty (30) days after termination or expiration of this Agreement.

15.5        Franchisee shall not, in connection with any other business, use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion of such other business or otherwise, that may cause or constitute confusion, mistake, or deception, or that is likely to dilute HOA’s rights in or to the Proprietary Marks, and further shall not use any designation of origin or description or representation that falsely suggests or represents an association or former association with HOA or the Hooters System.

15.6       Payments.

15.6.1    Franchisee shall pay to HOA and HOA’s affiliates, so that HOA and its affiliates actually receive such payment by the end of ten (10) days after the termination or expiration of this Agreement, all sums owing to HOA and its affiliates accrued through the effective date of termination or expiration.

15.6.2    Liquidated Damages. If HOA terminates this Agreement prior to the expiration of the Initial Term, Franchisee shall pay to HOA, so that HOA actually receives such payment by the end of ten (10) days after such termination:

(a)          An amount equal to the Fees payable by Franchisee for the lesser of: (i) the balance of the Initial Term remaining; or (ii) the twenty-six (26) months prior to the effective date of HOA’s termination of this Agreement;

(b)          If HOA terminates this Agreement and Franchisee’s Restaurant has not been open for business for twenty-six (26) months, the amount of Fees payable by Franchisee for the periods Franchisee was obligated to pay Fees prior to the effective date of HOA’s termination of this Agreement, projected to twenty-six (26) months; or

35

(c)          If HOA terminates this Agreement before Franchisee’s obligation to pay Fees has commenced, the average amount of Fees payable by Hooters Restaurants in the Country generally (or, if there are less than five (5) Hooters Restaurants in the Country at the time, in the United States), for the twenty-six (26) months prior to the effective date of HOA’s termination of this Agreement.

(d)          Franchisee acknowledges and agrees, and hereby directs any party construing this Agreement, including without limitation any court, mediator, master, or other party acting as a trier of fact or law, to conclusively presume, that the damages set forth in this Section 15.6.2.: (i) are true liquidated damages; (ii) are intended to compensate HOA for the harm HOA will suffer as a result of the premature termination of this Agreement; (iii) are not a penalty; (iv) are a reasonable estimate of HOA’s probable loss resulting from the premature termination of this Agreement, viewed as of the date of this Agreement; (v) shall be in lieu of, and not in addition to, actual damages for loss of the benefit of the bargain that HOA is entitled to receive; and (vi) shall, subject to clause (v) above, be in addition to all other rights HOA may have to legal or equitable relief.

15.6.3   Without prejudice to the liquidated damages set for in Section 15.6.2 above, if HOA terminates this Agreement as a result of Franchisee’s default of this Agreement, Franchisee shall pay to HOA all costs and expenses HOA may incur related to such default and termination, including without limitation attorneys’ fees and costs that HOA incurs related to: (i) drafting notices, demands, and other documents related to such default and termination; (ii) obtaining decrees for specific performance; (iii) obtaining injunctive or other relief; (iv) collection of amounts owed; and (v) appeal; so that HOA actually receives such payments by the end of ten (10) days after demand therefor.

15.6.4    The obligations set forth in this Section 15.6, until paid in full, shall be and constitute a lien in favor of HOA against any and all of Franchisee’s personal property, furnishings, fixtures, equipment, signage, inventory, and other assets.

15.7         Franchisee shall immediately deliver to HOA all manuals, including the Manuals; all records, files, instructions, correspondence, and other materials related to the operation of Franchisee’s Restaurant, including without limitation brochures, agreements, and invoices, in Franchisee’s possession or under Franchisee’s control, and all copies thereof (all of which Franchisee acknowledges are HOA’s property), and shall retain no copy or record of any of the foregoing, except Franchisee’s copy of this Agreement and of any correspondence between the parties and any other documents that Franchisee reasonably needs for compliance with any provision of Law.

15.8         HOA’s Purchase Option.

15.8.1   Upon termination or expiration (without renewal) of this Agreement, HOA shall have the right, exercisable by giving notice thereof (“Appraisal Notice”) within ten (10) days after the date of such termination or expiration, to require that a determination be made of the “Agreed Value” (as defined below) of all the assets and personal property (as a going concern) used in Franchisee’s Restaurant, including the Restaurant building (if owned by Franchisee) inventories of Menu Items, materials, supplies, furniture, equipment, signs, but excluding any cash and short-term investments and any items not meeting HOA’s specifications (the “Purchased Assets”). Such Purchased Assets shall exclude items bearing Proprietary Marks as described in Section 15.2, above. Upon such notice, Franchisee may not sell or remove any of the personal property of Franchisee’s Restaurant and must give HOA, its designated agents and the “Appraiser” (as defined below) full access to such Restaurant and all of Franchisee’s books and records at any time during customary business hours in order to conduct inventories and determine the purchase price for the Purchased Assets. At HOA’s sole discretion, HOA may opt to purchase all of the ownership interest in Franchisee (the “Purchased Equity”), rather than the Purchased Assets, and the provisions below in Section 15.8.2 through Section 15.8.5 shall also apply, mutatis mutandis, to the Purchased Equity.

36

15.8.2           The Agreed Value shall be determined by consultation between Franchisee and HOA. If Franchisee and HOA are unable to agree on the Agreed Value of the Purchased Assets within fifteen (15) days after the Appraisal Notice, then the Agreed Value shall be the Fair Market Value (as defined below).

15.8.3           The “Fair Market Value” shall be the amount that an arm’s length purchaser would be willing to pay for the Purchased Assets (for the avoidance of doubt, Fair Market Value shall include going concern value or terminal value for the business based on a historical value of the relevant business at the relevant location, but shall not include goodwill associated with the Proprietary Marks or the Hooters System). The Fair Market Value will be determined by a member of an accounting firm (other than a firm which conducts audits of HOA’s financial statements) selected by HOA who has experience in the valuation of retail businesses (the “Appraiser”). HOA will notify Franchisee of the identity of the Appraiser, who will make his determination and submit a written report (“Appraisal Report”) to Franchisee and HOA as soon as practicable, but in no event more than sixty (60) days after his appointment. Franchisee agrees to promptly provide the Appraiser with such books and records as he or she may require, which Franchisee represents and warrants to be complete and accurate. In absence of such books and records or if the Appraiser is not satisfied with their completeness or accuracy, the Appraiser may make the determination of Fair Market Value on the basis of other sources and information he or she deems appropriate. HOA and Franchisee shall also be permitted to submit additional information or positions for the consideration of the Appraiser. The Appraiser’s determination shall be final and binding on the parties hereto.

15.8.4           HOA shall have the option, exercisable by delivering notice thereof within 30 days after submission of the Appraisal Report (or the date that an agreement is reached, if the parties agree to the Agreed Value), to elect to purchase any or all of the Purchased Assets at the Agreed Value for such assets. HOA shall have the unrestricted right to assign this option to purchase separate and apart from the remainder of this Agreement.

15.8.5           If HOA exercises its option to purchase, the purchase price for the selected Purchased Assets will be paid in cash at the closing, which will occur at the place, time and date HOA designates, but not later than sixty (60) days after the exercise of HOA option to purchase the Purchased Assets. At the closing, HOA will be entitled to all agreements, covenants, representations and warranties, and other closing documents and post-closing indemnifications as HOA may reasonably require, including: (a) instruments transferring good and merchantable title to the Purchased Assets, free and clear of all liens, encumbrances, and liabilities, to HOA or its designee, with all sales, value added and other transfer taxes paid by Franchisee; (b) the right to conduct a physical inventory of Menu Items; and (c) an assignment of all leases of personal property and real estate used in the operation of the Franchisee Restaurants, including land, building and/or equipment (or if an assignment is prohibited, a sublease to HOA or HOA’s designee for the full remaining term and on the same terms and conditions as Franchisee’s lease, including renewal and/or purchase options), provided, however, that if any of Franchisee’s affiliates directly or indirectly owns the land and/or building of a Franchisee Restaurant, Franchisee will, at HOA’s option, cause such affiliate to grant to HOA a lease at reasonable and customary rental rates and other terms prevailing in the community where Franchisee’s Restaurant is located. Any dispute concerning the rental rates and terms of such lease shall be resolved by the Appraiser.

37

15.8.6           If Franchisee cannot deliver clear title to all of the assets, or if there are other unresolved issues, the closing of the sale may, at HOA’s option, be accomplished through an escrow on such terms and conditions as HOA deems appropriate, including the making of payments, to be deducted from the purchase price, directly to third parties in order to obtain clear title to any of the Purchased Assets. Further, Franchisee shall comply with all Laws and local tax notification and/or escrow procedures. HOA shall have the right to set off against and reduce the purchase price by any and all amounts owed by Franchisee or any of Franchisee’s affiliates to HOA or any of HOA’s affiliates.

15.8.7           Upon delivery of the Appraisal Notice and pending (a) determination of Agreed Value, (b) HOA’s option period, and (c) the closing of the purchase, Franchisee shall, unless otherwise directed by HOA, continue temporary operations of the Franchisee Restaurants to be purchased pursuant to the terms of this Agreement, subject to the supervision and control of one or more of HOA’s appointed managers.

15.9         Any right or interest Franchisee, any Principal Owner, any affiliate, or any person or entity otherwise under Franchisee’s direction or control (collectively, a “Licensed Party”) has in any license necessary or required to operate the Restaurant (collectively, the “Operating Licenses”) shall automatically transfer to HOA or its designee. Franchisee shall have five (5) days after HOA’s delivery of written notice of termination or expiration of this Agreement to commence all procedures necessary to transfer or relocate all Operating Licenses to HOA; or, if HOA designates another party to receive such Operating Licenses, to such designee, and to notify HOA in writing of such commencement. Licensed Party shall promptly use all commercially reasonable efforts to obtain the necessary approvals from any applicable authority for the prompt transfer or relocation of the Operating License.

15.9.1           If Laws do not permit the transfer or relocation of the Operating Licenses, Licensed Party shall have five (5) days after HOA’s delivery of written notice of termination or expiration of this Agreement to contact all applicable authorities regarding, and to initiate, all procedures necessary to apply for a new Operating Licenses in the name of HOA or its designee in all applicable jurisdictions, and shall notify HOA in writing of such initiation. Licensed Party shall join and cooperate with HOA in promptly procuring a replacement Operating Licenses. Both Licensed Party and HOA shall immediately fulfill any directives or requirements from all applicable authorities in order to expedite the transfer or relocation of the existing Operating Licenses or acquisition of a new Operating Licenses.

15.9.2           Franchisee shall pay or promptly arrange for the full payment of all taxes of any kind or nature whatsoever, including without limitation property taxes, personal property taxes, sales, use, withholding, and any other taxes, that may affect title or the rights to any Operating Licenses in any way.

15.9.3           Franchisee shall indemnify and hold HOA harmless for any and all of any Licensed Party’s liabilities and obligations related to the rights of HOA or its designee to own, possess, and use any Operating Licenses.

38

16.         COVENANTS

16.1         Franchisee covenants, warrants, represents, and agrees that Franchisee shall devote its full time, energy, and best efforts to the management and operation of Franchisee’s Restaurant.

16.2         Franchisee covenants, warrants, represents, and agrees that, during the term of this Agreement, except as HOA may otherwise approve in writing, Franchisee shall not, either directly or indirectly, for itself or through, on behalf of, or in conjunction with, any person or other entity, employ or seek to employ any person who is at that time, or who has been within the immediately-preceding one hundred eighty (180) days, employed by HOA or by any other franchisee or affiliate of HOA as a salaried employee, or otherwise directly or indirectly induce such person to leave his or her employment. If Franchisee chooses to hire such person despite the provisions of this Section 16.2, Franchisee shall pay to HOA, within ten (10) days of such hire, fifty percent (50%) of such person’s most recent annualized salary.

16.3         Franchisee specifically acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and confidential information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of HOA and the Hooters System. Franchisee covenants that during the term of this Agreement, except as otherwise approved in writing by HOA, Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or entity, divert or attempt to divert any business or customer of Franchisee’s Restaurant or of any Restaurant using the Hooters System to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with HOA’s Proprietary Marks and the Hooters System.

16.4         Covenants Not to Compete.

16.4.1    The following definitions are applicable to this Section 16.4:

(a)          Competing Activity. “Competing Activity” means: (i) developing, opening, or operating any Competing Business; or (ii) authorizing, assisting, or inducing another to develop, open, or operate a Competing Business.

(b)          Competing Business. “Competing Business” means a restaurant or bar concept, other than a business Franchisee operates pursuant to an agreement with HOA, that: (i) features female sex appeal; or (ii) focuses on the sale of chicken wings. Without limiting the generality of the foregoing, all of the following businesses shall conclusively be deemed to be Competing Businesses: (a) Tilted Kilt, Winghouse, Twin Peaks, Bikinis, and any other restaurant or bar concept that features female sex appeal; and (b) Buffalo Wild Wings, Buffalo’s, and any other restaurant concept that focuses on the sale of chicken wings.

(c)          Immediate Family Member. “Immediate Family Member” means an individual’s spouse, children, parents and siblings.

16.4.2     In-Term Covenant Not to Compete. Franchisee covenants, warrants, represents, and agrees that it will not, during the term of this Agreement, individually or jointly with others, directly or indirectly, by, through, on behalf of, or in conjunction with, any other person or entity (including any Immediate Family Member): (i) engage in a Competing Activity; (ii) act as a director, officer, shareholder, partner, member, employee, independent contractor, consultant, principal, agent, or proprietor, or participate or assist in the establishment or operation of, directly or indirectly, any business engaged in a Competing Activity, except that Franchisee may purchase or hold less than five percent (5%) of the shares of any publicly- traded business engaged in a Competing Activity; or (iii) divert or attempt to divert any business from Franchisee’s Restaurant or the Hooters System.

39

16.4.3           Post-Term Covenant Not to Compete. Franchisee covenants, warrants, represents, and agrees that it will not, beginning at the expiration or termination of this Agreement and continuing for two (2) years thereafter or two (2) year after a court of competent jurisdiction enters an order enforcing this Section 16.4, whichever occurs last, individually or jointly with others, directly or indirectly, by, through, on behalf of, or in conjunction with, any other person or entity (including any Immediate Family Member), (i) engage in a Competing Activity; (ii) act as a director, officer, shareholder, partner, member, employee, independent contractor, consultant, principal, agent, or proprietor, or participate or assist in the establishment or operation of, directly or indirectly, any business engaged in a Competing Activity, except that Franchisee may purchase or hold less than five percent (5%) of the shares of any publicly- traded business engaged in a Competing Activity; or (iii) divert or attempt to divert any business from Franchisee’s Restaurant or the Hooters System, within: (a) Franchisee’s Protected Territory; (b) any of Franchisee’s Protected Territories or former Protected Territories under any other agreement with HOA or its affiliates; or (c) a protected territory of any other franchisee or affiliate of HOA.

16.4.4           Directives. In the event of any dispute related to this Section 16.4, Franchisee hereby directs any third party construing this Section 16.4, including without limitation any court, mediator, master, or other party acting as trier of fact or law:

(a)          To conclusively presume that the restrictions set forth in this Section 16.4 are reasonable and necessary in order to protect: (i) HOA’s legitimate business interests, including without limitation the interests of HOA’s other franchisees; (ii) the confidentiality of HOA’s Confidential Information and the secrecy of HOA’s Trade Secrets; (iii) the integrity of the Hooters System; (iv) HOA’s investment in the System; (v) the investment of HOA’s other franchisees in their franchised businesses; and (vi) the goodwill associated with the System.

(b)          To conclusively presume that this Section 16.4 was made freely and voluntarily by Franchisee, as an independent business operator to which HOA delivered good and valuable consideration, in an arms-length commercial transaction between skilled and experienced business professionals.

(c)          To conclusively presume that the restrictions set forth in this Section 16.4 will not unduly burden Franchisee’s ability to earn a livelihood.

(d)          To construe this Section 16.4 under Laws governing franchise and general commercial contracts between commercial entities in an arms-length business transaction, and not under Laws governing contracts of employment.

(e)          To conclusively presume that any violation of any of the terms of this Section 16.4: (i) was accompanied by the misappropriation and inevitable disclosure of HOA’s Confidential Information, Trade Secrets, and other methods and procedures; and (ii) constitutes a deceptive and unfair trade practice and unfair competition.

40

16.4.5           Individual Covenants.  Franchisee shall require and obtain execution of covenants similar to those set forth in Sections 6.2, 8, 13, 15, and this Section 16 (as modified to apply to an individual) from all of the following persons: Owners, General Manager (or a person in a managerial position with Franchisee), and employees. The covenants required by this Section 16.4.5 shall be in a form acceptable to HOA. Failure by Franchisee to obtain execution of a covenant required by this Section 16.4.5 shall constitute a default under Section 14.2.6, above.

16.5         Covenant as to Anti-Terrorism and Anti-Corruption Laws. Franchisee agrees to comply with, and/or to assist HOA to the fullest extent possible in HOA’s efforts to comply with, (a) the USA PATRIOT Act, and all other present and future U.S., E.U., and United Nations laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war; and (b) the Foreign Corrupt Practices Act and all other applicable anti-corruption and anti-money laundering Laws.

16.6         The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 16 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which we are a party, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by Law, as if the resulting covenant were separately stated in and made a part of this Section 16.

16.7         We Can Reduce Application of Covenants. You understand and acknowledge that we shall have the right, in our sole discretion, to reduce the scope of any covenant set forth in Sections 16.3 and 16.4 above, or any portion of this Agreement, without your consent, effective immediately upon receipt by you of written notice thereof; and you agree that you shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 25.4.3 below.

16.8         Franchisee expressly agrees that the existence of any claims it may have against HOA, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by HOA of the covenants in this Section 16. Franchisee agrees to pay all damages, costs, and expenses (including reasonable attorneys’ fees) HOA may incur in connection with the enforcement of this Section 16.

17.         TAXES, PERMITS, AND INDEBTEDNESS

17.1         Franchisee shall pay when due all taxes levied or assessed, including, without limitation unemployment and sales taxes, and all accounts payable and other indebtedness of every kind Franchisee incurs in the conduct of Franchisee’s Restaurant.

17.2         In the event of any bona fide dispute as to Franchisee’s liability for taxes assessed or other indebtedness, Franchisee may contest the validity or the amount of the tax or indebtedness in accordance with the procedures of the taxing authority or Law; however, in no event shall Franchisee permit a tax sale or seizure by levy or execution or similar writ or warrant, or attachment by a creditor, including without limitation foreclosure, eviction, or repossession, to occur against the premises of Franchisee’s Restaurant, or any improvements to such premises, or any furnishings, fixtures, equipment, or other assets of Franchisee’s Restaurant.

17.3         Franchisee shall notify HOA in writing within five (5) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, arising out of or related to Franchisee’s Restaurant.

41

18.         INDEPENDENT CONTRACTOR

18.1         HOA and Franchisee acknowledge and agree that: (i) this Agreement does not create a fiduciary relationship between the parties hereto or any affiliated or related parties or entities; (ii) Franchisee is an independent contractor; and (iii) nothing in this Agreement is intended to or shall be construed to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

18.2         Franchisee shall hold itself out to the public as an independent contractor operating Franchisee’s Restaurant pursuant to a franchise from HOA. Franchisee will take all such actions as may be required to notify all interested persons or entities of such independent contractual relationship by exhibiting a notice of such relationship in a conspicuous place in Franchisee’s Restaurant, the content and form of which notice HOA shall have the right to specify.

18.3         Franchisee acknowledges and agrees that nothing in this Agreement authorizes Franchisee, and that Franchisee shall have no authority, to make any contract, agreement, warranty, or representation on behalf of HOA, or to incur any debt or other obligation in HOA’s name; and that HOA shall in no event assume liability for, or be deemed liable hereunder or thereunder as a result of any such action; nor shall HOA be liable by reason of any act or omission of Franchisee in its conduct of Franchisee’s Restaurant or for any claim or judgment arising out of or related to Franchisee’s Restaurant against Franchisee or HOA.

18.4         Franchisee acknowledges and agrees that: (i) HOA’s business is the business of developing the System, granting franchises to independent business operators to use the System, and servicing independent operators of franchised businesses in the System; (ii) Franchisee’s Franchised Business is the business of operating Franchisee’s Restaurant; and (iii) the business HOA operates and the business Franchisee operates are separate and distinct businesses engaged in separate and distinct activities.

18.5        Enforcement.

18.5.1           Franchisee, for itself, its Principals, and its employees, hereby covenants, warrants, represents, and agrees that neither it nor they nor any of them will: (i) make or raise any claim, counterclaim, crossclaim, affirmative defense, or demand; (ii) commence, or cause or permit to be commenced; (iii) prosecute, or cause or permit to be prosecuted; or (iv) assist or cooperate in the commencement or prosecution of, any suit or action, any arbitration or like proceeding, or any administrative or agency proceeding, against or related to HOA, HOA’s affiliates, or HOA’s or such affiliates’ directors, officers, shareholders, partners, members, employees, agents, or attorneys (collectively, the “HOA Parties”), alleging any matter contrary to any acknowledgment or agreement set forth in this Section 18 of this Agreement.

18.5.2           Franchisee, for itself, its Principal Owners, and its employees, hereby acknowledges and agrees that in the event of any breach of Section 18.5.1 of this Agreement, the HOA Parties would be irreparably injured and without adequate remedy at law. Therefore, in the event of a breach or a threatened or attempted breach of any provision of Section 18.5.1, Franchisee, for itself, its Principals, and its employees, agrees that HOA and the other HOA Parties will be entitled, in addition to any other remedies such HOA Parties may have, to a preliminary and permanent injunction and a decree for specific performance of the terms of Section 18.5.1 in accordance with Articles 461, 461-A, 466-A to 466-C, 632 et seq, 642 et seq and 646 et seq of the Brazilian Civil Procedure Code.

42

18.5.3 Franchisee hereby covenants, warrants, represents, and agrees that it has the authority to bind its Principals and employees to this Section 18 of this Agreement.

19.         INDEMNIFICATION

19.1       As used in this Section 19, the term “Losses and Expenses” shall include, without limitation, any and all obligations, debts, claims, demands, rights, actions, causes of action, loss, losses, damage, damages, expenses, costs, liability, and liabilities of any nature or kind; including without limitation reasonable accountants’, attorneys’, and expert witness fees and costs; costs of investigation and proof of facts; court costs and other expenses of litigation; and travel and living expenses, together with compensation for damages to HOA’s reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time or space, and costs of changing, substituting, or replacing such advertising material and media time or space, and any and all expenses of recalls, refunds, compensation, public notices, and other amounts arising out of or related to such matters.

19.2       Franchisee shall, at all times, fully indemnify and hold harmless HOA and its affiliates, and HOA’s and such affiliates’ directors, officers, shareholders, partners, members, employees, agents, and attorneys, and the predecessors, successors, heirs, and assigns of any and all of the foregoing (collectively, the “Indemnitees”), from all Losses and Expenses arising out of or related to Franchisee, Franchisee’s Restaurant, the Accepted Location, and the development, opening, operation, or closure of Franchisee’s Restaurant. Such obligations shall include, without limitation, Losses and Expenses incurred by any Indemnitees in connection with:

19.2.1           Any action, suit, proceeding, claim, demand, investigation, or inquiry (formal or informal), or any settlement thereof (whether or not a formal proceeding or action has been instituted) that arises out of Franchisee’s operation of the Franchisee’s Restaurant or is related to any of the foregoing;

19.2.2 Franchisee’s default of any covenant, warranty, representation, agreement, or obligation set forth in this Agreement or any schedule, exhibit, addendum, attachment, or amendment to this Agreement;

19.2.3           Franchisee’s default or alleged default of any other agreement;

19.2.4           Franchisee’s violation or alleged violation of any Law, any standard or directive, or any industry standard, including without limitation violations resulting from Franchisee’s use of the Hooters System;

19.2.5           Libel, slander, or any other form of defamation by Franchisee; and

19.2.6           Acts, errors, or omissions of Franchisee or any of Franchisee’s directors, officers, shareholders, partners, members, employees, agents, and attorneys.

19.2.7           This indemnification shall include losses alleging the negligence of any Indemnitee, including without limitation negligence in the supervision and inspection of Franchisee’s Restaurant, the training of an employee of Franchisee’s Restaurant, and the Hooters System standards, but excluding any case in which the Indemnitee is determined by a court of competent jurisdiction to have engaged in grossly negligent or willful misconduct. The indemnification set forth in this Section 19 shall survive the termination or expiration of this Agreement.

43

19.3         Franchisee shall promptly notify HOA of any action, suit, proceeding, claim, demand, inquiry, investigation, or default described in Section 19.2. If HOA is or may be named as a party in any action, suit, or proceeding, HOA may elect to undertake, but shall not be obligated to undertake, the defense or settlement thereof, at Franchisee’s cost and expense. No such undertaking by HOA shall, in any manner or form, diminish Franchisee’s obligation to indemnify HOA and to hold it harmless.

19.4         With respect to any action, suit, proceeding, claim, demand, inquiry, or investigation, HOA may, at any time and without notice, in order to protect persons or property or the reputation or goodwill of HOA or others, order, consent, or agree to any settlement or take any remedial or corrective action that HOA deems expedient; if, in HOA’s sole judgment, there are reasonable grounds to believe that:

19.4.1           Any of the acts, omissions, or circumstances giving rise to the action, suit, proceeding, claim, demand, inquiry, or investigation, in fact occurred; or

19.4.2           Any act, error, or omission of Franchisee may result directly in or indirectly in damage, injury, or harm to any person or any property.

19.5         All Losses and Expenses incurred under this Section 19 shall be chargeable to and paid by Franchisee pursuant to Franchisee’s obligations of indemnity under this Agreement.

19.6         Under no circumstances shall the Indemnitees be required or obligated to seek recovery from third parties or to otherwise mitigate their losses in order to maintain a claim against Franchisee. Franchisee agrees that the failure to pursue such recovery or to mitigate loss shall in no way reduce the amounts the Indemnitees may recover from Franchisee.

19.7         The Indemnitees assume no liability whatsoever for any acts, errors, or omissions of any persons with whom Franchisee may contract, regardless of the purpose. Franchisee shall hold harmless and indemnify the Indemnitees and each of them for all Losses and Expenses that may arise out of any acts, errors, or omissions of persons with whom Franchisee may contract.

20.         APPROVALS AND WAIVERS

20.1         Whenever this Agreement requires the prior approval or consent of HOA, Franchisee shall make a timely written request to HOA for such approval or consent, and such approval or consent shall only be valid if made in writing.

20.2         HOA makes no representations, warranties, or guaranties on which Franchisee may rely, and assumes no liability or obligation to Franchisee, by providing any waiver, approval, consent, or suggestion to Franchisee or in connection with any consent, or by reason of any neglect, delay, or denial of any request therefor.

20.3         No failure of HOA to exercise any power reserved to it in this Agreement, or to insist on compliance by Franchisee with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver of HOA’s rights to demand exact compliance with any of the terms of this Agreement. Waiver by HOA of any particular default shall not affect or impair HOA’s right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance, or omission by HOA to exercise any power or right arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants of this Agreement affect or impair HOA’s rights; nor shall such delay, forbearance, or omission constitute a waiver by HOA of any rights under this Agreement or any right to obtain relief for any subsequent breach or default.

44

21.         NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be effective the earlier of: (i) the day that it is personally delivered; (ii) the day it is sent by facsimile or email with a confirmation of receipt; (iii) the intended recipient’s failure or refusal to accept delivery; or (iii) the third business day after it is sent by a commercially recognized international delivery service (e.g. UPS, Federal Express, or DHL) to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party. Except for notices of actions to be taken pursuant to Section 14, it is agreed that each party can send communications to the other party by facsimile or email for the purpose of delivering notices under this Agreement, including this Section 21.

Notices to HOA:

Hooters of America, LLC

1815 The Exchange

Atlanta, Georgia 30339

Attention: Legal Department

Facsimile: ___________

Email: _____________

Notices to Franchisee:

See Exhibit A

22.         ENTIRE AGREEMENT

22.1         This Agreement, including the exhibits, attachments, and amendments to it, and further including the Franchise Disclosure Document, is a complete integration that sets forth the entire agreement between HOA and Franchisee, fully superseding any and all prior negotiations, agreements, representations, or understandings between HOA and Franchisee, whether oral or written, related to the subject matter of this Agreement. HOA and Franchisee hereby expressly confirm that there are no other oral or written agreements, “side-deals,” arrangements, or understandings between HOA and Franchisee except as expressly set forth in this Agreement or in a duly-executed written amendment to this Agreement. No course of dealing, whether occurring before or after the Effective Date of this Agreement, shall operate to amend, modify, terminate, or waive any express written provision of this Agreement.

22.2         Except for those acts that this Agreement permits HOA to take unilaterally, no amendment, change, or variance from this Agreement will be binding on HOA unless such amendment, change, or variance is set forth with particularity in a written agreement duly executed by HOA’s authorized officer and by Franchisee.

22.3         Franchisee hereby covenants, warrants, represents, and agrees that it will not: (i) make or raise any claim, counterclaim, crossclaim, affirmative defense, or demand; (ii) commence, or cause or permit to be commenced; (iii) prosecute, or cause or permit to be prosecuted; or (iv) assist or cooperate in the commencement or prosecution of, any suit or action at law or in equity or otherwise, alleging or asserting any matter contrary to Sections 22.1 or 22.2 of this Agreement.

45

23.         SEVERABILITY AND CONSTRUCTION

23.1         No Implied Covenant. HOA and Franchisee have negotiated the terms of this Agreement and agree that neither party shall claim the existence of an implied covenant of good faith and fair dealing to contravene or limit any express written term or provision of this Agreement.

23.2         Partial Invalidity. If any term or provision of this Agreement is declared invalid or unenforceable for any reason, such provision will be modified to the minimum extent necessary to make it valid and enforceable; or, if it cannot be so modified, then severed, and the remaining provisions of this Agreement will remain in full force and effect. The parties agree that they would have signed the Agreement as so modified.

23.3         Interpretation. The table of contents and section headings in this Agreement are inserted for convenience only and will not affect the meaning or construction of this Agreement. Except as otherwise set forth in this Agreement, the language of this Agreement will be construed simply according to its fair meaning and not strictly for or against either party. Both parties have had the opportunity to be represented by skilled and experienced counsel in the transaction resulting in the execution of this Agreement, and both parties are skilled and experienced business professionals; and as a result, both parties shall be deemed to have drafted this Agreement and in no event will any adverse construction of this Agreement be attributed to HOA as the drafting party. The Recitals of this Agreement are a material part of this Agreement, and shall in no event be considered mere prefatory material or surplusage. “Herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not to any particular part. Words importing the singular number only shall include the plural and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders and vice-versa. The word “including” means “including without limiting the scope or generality” of any description preceding such word, and the word “or” means, and is used in the inclusive sense of, “and/or.” References to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto. Any reference to any English language legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute court, official governmental authority or agency) shall, in respect of any jurisdiction other than the United States of America, be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to the United States of America.

23.4         Survival of Obligations. All obligations of this Agreement, whether HOA’s or Franchisee’s, that expressly or by their terms require performance after the termination or expiration of this Agreement, or that by their nature would reasonably be expected to continue in full force and effect until they are satisfied in full or by their nature expire, will be deemed to be self-executing and will continue in full force and effect subsequent to and notwithstanding the termination, expiration, setting aside, cancellation, rescission, unenforceability or otherwise of this Agreement (including without limitation the Personal Guaranty of Franchisee’s Principal Owners, Individual Non-Disclosure and Non- Competition Agreement, and Collateral Assignment of Leases). The provisions of Section 25, below, will survive and will govern any claim for rescission or otherwise and will apply to and govern any claim against, or with respect to, the Global Advertising Fund.

23.5         Calculation of Days. Except where this Agreement expressly requires “business days” in any calculation of time, all references to “days” shall mean “calendar days.”

23.6         Submission of Agreement. Submission of this Agreement to Franchisee does not constitute an offer to enter into a contract. This Agreement will become effective only on its execution by HOA and Franchisee, and will not be binding on HOA unless and until it is signed by HOA’s authorized officer and delivered to Franchisee.

46

23.7         Counterparts. This Agreement may be executed in multiple counterparts, and each copy so executed shall be deemed an original.

23.8         Further Assurances. Franchisee shall execute and deliver all documents and agreements that HOA may require in order to further the intent of this Agreement, promptly on HOA’s request. Without limiting the foregoing, with respect to any power of attorney granted by this Agreement which would be required to be in a specific form, translated into another language or executed in a particular manner for it to be binding and enforceable in any country, Franchisee agrees to execute, or to cause its affiliates to execute, in the required form and manner a separate power of attorney meeting all such legal requirements to ensure enforceability.

23.9         Language. This Agreement is entered into in the English language. If a translation of this Agreement into any other language is required or desired for any reason, it is understood that in all matters involving interpretations of this Agreement, the English text shall control. If a translation is required, Franchisee will prepare the translation at its cost, provided that HOA retains the right to approve such translation.

24.         FORCE MAJEURE

24.1         Except for: (i) the covenants and obligations of the Franchisee set forth in Section 1 of this Agreement; and (ii) monetary obligations under this Agreement, and (iii) except as otherwise specifically provided in this Agreement, if either party to this Agreement shall be delayed or hindered in or prevented from the performance of any act required under this Agreement by reason of strikes, lock- outs, labor troubles, inability to procure materials, failure of power, war, acts of terror, riots, insurrection, or other causes beyond the reasonable control of the party required to perform such work or act under the terms of this Agreement not the fault of such party (a “Force Majeure”), then performance of such act shall be excused during the period of such Force Majeure. The party whose performance is affected by a Force Majeure shall give prompt, written notice to the other party of such Force Majeure. If there shall be a Force Majeure that HOA deems economically harmful or otherwise detrimental to HOA or the Hooters System, then HOA shall be entitled to terminate this Agreement on ninety (90) days’ written notice to Franchisee; provided, however, that HOA may withdraw such notice if, within such ninety (90) day period, HOA determines that the economically harmful or otherwise detrimental effects have ceased.

25.         APPLICABLE LAW; DISPUTE RESOLUTION

25.1         Notice of Dispute. Franchisee shall give HOA advance written notice of Franchisee’s intent to institute legal action against HOA, stating with specificity the basis for such proposed action, and shall grant HOA thirty (30) days from HOA’s receipt of such notice to cure the alleged act on which such legal action is to be based.

25.2         Governing Law. All matters related to this Agreement, including without limitation all matters related to the making, existence, construction, enforcement, and sufficiency of performance of this Agreement, shall be determined exclusively in accordance with, and governed exclusively by, the laws of the state where HOA’s principal business office is located (applicable to agreements made and to be entirely performed in the state where HOA’s principal business office is located), currently the State of Georgia (USA), which laws shall prevail in the event of any conflict of laws.

47

25.3         Arbitration.

25.3.1           In the event of any dispute arising out of or in connection with this Agreement, including its validity or a breach thereof (each a “Dispute”), the parties shall use their best efforts to settle the Dispute by consulting and negotiating with each other in good faith to attempt to reach a satisfactory solution. If they do not reach a solution within thirty (30) days of the written notice of the existence of a Dispute, then, upon written notice by any party to the other, any such Disputes shall be finally settled under the Rules of Arbitration of the International Centre for Dispute Resolution (“ICDR”) by (a) one arbitrator if the amount of claim is US$5 million or less, or (b) three (3) arbitrators if the amount of claim is more than US$5 million.

25.3.2           If there is one arbitrator, such shall be appointed by the ICDR. If there are three arbitrators, each party shall appoint one (1) arbitrator. If a party fails to appoint an arbitrator within (30) thirty days of the commencement of the arbitration, such appointment shall be made by the ICDR. The two arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the tribunal. If the two arbitrators fail to appoint the third arbitrator within (30) days of the appointment of the second of the arbitrators, the appointment of the third arbitrator shall be made by the ICDR.

25.3.3           For purposes of appointing arbitrators, Franchisee and all Principal Owners shall be considered to be the same party and shall together have the right to appoint only one arbitrator. All arbitrators must be fluent in English and at least one arbitrator must be a lawyer licensed to practice in a state of the United States of America.

25.3.4           The place of the arbitration shall be Atlanta, GA (USA), and the language of the arbitration shall be English.

25.3.5           15.3.5 Subject to the limitations set forth in Section 25.4, the arbitrators shall have the power to grant any remedy or relief that they deem appropriate, including injunctive relief, whether interim or final, and any provisional measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The arbitrators are not empowered, however, to act ex aequo et bono or as amiable compositeurs. HOA retains the right to seek interim measures from a judicial authority or other governmental authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

25.3.6           The arbitrators may award to the prevailing party, if any, as determined by the arbitrators, its costs and expenses, including attorneys’ fees. Judgment upon any award rendered by the arbitrators may be entered in and enforced by any court of competent jurisdiction.

25.3.7           No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any party unless required by applicable law. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any third party (other than a witness or expert), except as may be required by applicable law.

25.3.8           An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with an arbitration under any development agreement and franchise agreement between HOA (or its affiliate) and Franchisee (or its affiliate) if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.

48

25.4         Waiver of Punitive Damages. HOA and Franchisee hereby waive any right to or claim for punitive, exemplary, consequential, multiplied, enhanced, or speculative damages.

25.5         Liquidated Damages. In the event Franchisee, directly or indirectly, commits any breach of Section 8 or 16.4 of this Agreement, then in addition to and not in lieu of HOA’s right to terminate under Section 14 hereof, Franchisee shall pay HOA the sum of Five Hundred Thousand U.S. dollars (US$500,000) for each breach of the duties set forth therein. In the event the breach occurs with respect to one or more Competitive Businesses, each such Competitive Business shall constitute a separate breach, obligating Franchisee to pay HOA the sum of Five Hundred Thousand U.S. dollars (US$500,000) for each such Competitive Business. In the event a Competitive Business consists of multiple units, outlets or locations, each such unit, outlet or location shall constitute a separate Competitive Business. Franchisee acknowledges that the damages HOA will incur as a result of any breach of Section 8 or 16.4 are difficult to ascertain and that the foregoing is a reasonable estimate of these damages and not a penalty or forfeiture of any kind.

25.6         No Limitation. No right or remedy conferred on or reserved to HOA or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy set forth in this Agreement or by law provided or permitted, but each shall be cumulative of every other right or remedy.

25.7         Costs of Enforcement. If HOA files a claim in a judicial or arbitration proceeding for amounts Franchisee or any of its affiliates owes HOA or any of its affiliates, or if HOA seeks to enforce this Agreement in a judicial or arbitration proceeding, Franchisee agrees to reimburse HOA for all of its costs and expenses incurred from Franchisee’s failure to comply with this Agreement, including reasonable accounting, paralegal, expert witness and attorneys’ fees. If HOA is required to engage legal counsel in connection with Franchisee’s failure to comply with this Agreement, Franchisee must reimburse HOA for any legal fees HOA incurs.

26.         ACKNOWLEDGMENTS

26.1         Reasonable Business Judgment. HOA acknowledges and agrees that it will, and Franchisee acknowledges and agrees that HOA may, use Reasonable Business Judgment in the exercise of HOA’s rights, discharge of its obligations, and exercise of its discretion, and in all circumstances where HOA is required to give its consent, unless this Agreement expressly provides some other standard. “Reasonable Business Judgment” shall mean that HOA’s determinations or choices will prevail, even if other alternatives are also reasonable or arguably preferable, if HOA intends to benefit, or is acting in a way that could benefit, the Hooters System (by, for example, enhancing the value of the Proprietary Marks, increasing franchisee or guest satisfaction, or increasing HOA’s financial strength). Franchisee agrees to this concept of Reasonable Business Judgment in acknowledgment of the fact that HOA should have at least as much discretion in administering the Hooters System as a corporate board of directors has in directing a corporation and because the long-term interests of the Hooters System, all franchisees and owners of franchised businesses in the Hooters System, and HOA and its owners, taken together, require that HOA have the latitude to exercise Reasonable Business Judgment. HOA shall not be required to consider a Franchisee’s particular economic or other circumstances or to slight HOA’s own economic or other business interests when HOA exercises its Reasonable Business Judgment. Franchisee acknowledges and agrees that: (i) HOA has a legitimate interest in seeking to maximize the return to its equityholders; and (ii) the fact that HOA or its affiliates benefit economically from an action will not be relevant to showing that HOA did not exercise Reasonable Business Judgment. Neither Franchisee nor any third party (including without limitation any third party acting as a trier of fact or law) shall substitute Franchisee’s, his, her, or its judgment for HOA’s Reasonable Business Judgment. In a given situation, Franchisee shall have the burden of establishing, by clear and convincing proof, that HOA failed to exercise Reasonable Business Judgment.

49

26.2         Nature of Obligations.

26.2.1           Franchisee acknowledges and agrees that: (i) all obligations HOA owes under this Agreement HOA owes to Franchisee alone; and (ii) no other person or entity, including without limitation Franchisee’s affiliates, and Franchisee’s and such affiliates’ directors, officers, shareholders, partners, members, employees, and agents, and the predecessors, successors, heirs, and assigns of any of them, shall be entitled to rely on, enforce, or obtain relief for breach of, any of HOA’s obligations arising out of or related to this Agreement, whether directly, indirectly, by subrogation, as an intended third-party beneficiary, or otherwise.

26.2.2           Franchisee acknowledges and agrees that: (i) all obligations of HOA under this Agreement are owed by HOA alone; and (ii) no other person or entity, including without limitation HOA’s officers, members, employees, and agents, and HOA’s affiliates and their directors, officers, shareholders, partners, members, employees, and agents, and the predecessors, successors, heirs, and assigns of any of them, shall be subject to liability under this Agreement.

26.3         Business Risks. Franchisee acknowledges and agrees that: (i) it has conducted an independent investigation of the business contemplated by this Agreement; (ii) it understands that such business involves business risks; and (iii) it understands that making a success of Franchisee’s Restaurant depends largely on Franchisee’s business skill, effort, and business acumen.

26.4         Review of Documents. Franchisee acknowledges and agrees that: (i) HOA’s review of any lease, loan agreement, purchase agreement, sale agreement, assignment, transfer agreement, site plan, or other agreement or document Franchisee proposes to enter into or provides is intended solely to ensure that HOA’s interests are adequately protected; (ii) HOA is not undertaking any such review on Franchisee’s behalf or for Franchisee’s benefit; (iii) HOA’s review will not replace review by Franchisee’s accountant, attorney, architect, and other business and professional advisors; and (iv) HOA will have no responsibility or liability related to such review.

26.5         Variances. Franchisee acknowledges and agrees that: (i) HOA may from time to time approve exceptions or changes to the standards and specifications of the Hooters System (including, without limitation, the amount and payment terms of any fee) that HOA deems necessary or desirable under particular circumstances (the “Variances”); (ii) Franchisee will have no right to require HOA to disclose any Variances to Franchisee or to grant Franchisee the same or similar Variances; and (iii) other franchisees, whether existing now or in the future, will operate under different forms of agreements, and that as a result their rights and obligations may differ materially from Franchisee’s rights and obligations.

26.6         No Unauthorized Representations or Commitments. Franchisee acknowledges and agrees that: (i) HOA does not permit any agreements or commitments, and does not approve any changes in this Agreement, except by means of a written amendment signed by the parties to this Agreement; and (ii) if any representations or commitments, or any promises of changes in this Agreement, have been made to Franchisee that are not in an amendment signed by HOA’s authorized officer and delivered to Franchisee, such representations, commitments, and promises will not be enforceable.

26.7         Employees. Under no circumstances shall Franchisee’s managerial personnel or other employees be deemed to be employees of HOA. Franchisee acknowledges that it is the sole employer of the employees in Franchisee’s Restaurant and is solely responsible for the labor relations and employment practices in Franchisee’s Restaurant. Franchisee agrees to indemnify and hold HOA harmless from any and all liability, including costs, attorneys’ fees or other damages which result directly or indirectly from Franchisee’s employees or independent contractors.

50

26.8         Receipt. Franchisee hereby represents and warrants that it received from HOA, more than ten (10) days prior to the Effective Date, the HOA Offering Circular for the Federative Republic of Brazil with respect to the Hooters System, and that Franchisee fully analyzed and understood such Offering Circular.

26.9         Special Stipulations. Set forth on Exhibit C attached hereto are special stipulations that are made a part hereof by reference, In the event such stipulations conflict with any of the foregoing provisions, the special stipulations shall control.

26.10         Travel Restrictions. Notwithstanding anything to the contrary contained in this Agreement or the Manuals, any obligation HOA may have to provide training or assistance that involves personnel traveling to the Country is subject to HOA’s determination, in its sole discretion and based on such information as HOA deems appropriate, including U.S. State Department travel advisories, that it is safe to travel to the proposed destination.

26.11         Delegation of HOA’s Duties. Franchisee acknowledges and agrees that any designee, affiliate, employee, regional/branch offices, contractor or agent of HOA’s may perform any duty or obligation imposed on HOA by this Agreement, as HOA may designate.

27.         REGISTRATION OF AGREEMENT

27.1         Promptly following the execution of this Agreement by both parties, but in no event more than fifteen (15) days after such execution, Franchisee shall submit this Agreement for registration with INPI and the Central Bank of Brazil. The expenses related to such registrations shall be borne by Franchisee.

27.2         Franchisee shall immediately inform HOA upon issuance of the registration certificate of the Agreement by INPI and shall, immediately after such issuance, make any payments due hereunder to HOA as set forth herein.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

51

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date set forth above.

Witnesses:	Date and Place:
1.
Name:	HOOTERS OF AMERICA, LLC
ID No.

2.	By:
Name:	Name: Terry Marks, CEO
ID No.	ID No.:

STATE OF _________	§

COUNTY OF _________	§

BEFORE ME, the undersigned authority, personally appeared ___________________, known to be to be the person whose name is subscribed to the foregoing instrument, and swore and acknowledged that he/she executed the same for the purposes and consideration herein expressed and that he is an authorized representative of HOOTERS OF AMERICA, LLC, and is authorized to execute this Agreement on its behalf.

TO CERTIFY WHICH WITNESS MY HAND AND SEAL OF OFFICE on this ______ day of ______________, 20 ___.

Notary Public

My Commission Expires:

Witnesses:	Date and Place:
1.
Name:	FRANCHISEE:
ID No.

2.	By:
Name:	Name:
ID No.	ID No.:

[SIGNATURE OF FRANCHISEE TO BE NOTARIZED BEFORE BRAZILIAN NOTARY PUBLIC]

With the consent and approval of HI LIMITED PARTNERSHIP, the owner of the Proprietary Marks.

Witnesses:	Date and Place:
1.
Name:	HI LIMITED PARTNERSHIP
ID No.

2.	By:
Name:	Name:
ID No.	ID No.:

STATE OF _________	§

COUNTY OF _________	§

BEFORE ME, the undersigned authority, personally appeared __________________, known to be to be the person whose name is subscribed to the foregoing instrument, and swore and acknowledged that he/she executed the same for the purposes and consideration herein expressed and that he is an authorized representative of HOOTERS OF AMERICA, LLC, and is authorized to execute this Agreement on its behalf.

TO CERTIFY WHICH WITNESS MY HAND AND SEAL OF OFFICE on this _______ day of __________________, 20__.

Notary Public

My Commission Expires: